UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
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Hill-Rom Holdings, Inc.
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HILL-ROM HOLDINGS, INC.

PROXY
STATEMENT

Annual Meeting of Shareholders

March 6, 2018
10:00 am (Central Time)
Chicago, Illinois

HILL-ROM HOLDINGS, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held March 6, 2018

The Annual Meeting of Shareholders of Hill-Rom Holdings, Inc., an Indiana corporation (“Hill-Rom”), will be held at the following time and location, and for the following purposes:

Tuesday, March 6, 2018, at 10:00 a.m., Central time.
180 North Stetson Avenue, Two Prudential Plaza, Suite 1630, Chicago, Illinois 60601.
(1)	To elect ten members to the Board of Directors to serve one-year terms expiring at the 2019 annual meeting or until their successors are elected and qualified;
(2)	To consider and vote on a non-binding proposal to approve, on an advisory basis, the compensation of Hill-Rom’s named executive officers;

(3)	To ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of Hill-Rom for fiscal year 2018; and

(4)	To transact any other items of business that may properly be brought before the meeting and any postponement or adjournment thereof.

Only stockholders of record as of the close of business on January 2, 2018 are entitled to vote at the meeting. Whether or not you plan to attend the meeting, please cast your vote, as instructed in the Notice of Internet Availability of Proxy Materials, over the internet, by telephone, or via mail, as promptly as possible.

By Order of the Board of Directors

Deborah M. Rasin
Secretary
January 19, 2018

TABLE OF CONTENTS

EXECUTIVE SUMMARY	1

GENERAL INFORMATION ABOUT THE MEETING AND VOTING	5

PROPOSALS REQUIRING YOUR VOTE	9

Proposal No. 1 – Election of Directors	9
Proposal No. 2 – Non-Binding Vote on Executive Compensation	13
Proposal No. 3 – Ratification of the Appointment of the Independent Registered Public Accounting Firm	14

CORPORATE GOVERNANCE	15

AUDIT COMMITTEE REPORT	20

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	22

COMPENSATION DISCUSSION AND ANALYSIS	24

Compensation and Management Development Committee Report	24
Detailed Table of Contents for CD&A	24

SUMMARY COMPENSATION TABLE	39

DIRECTOR COMPENSATION	48

EQUITY COMPENSATION PLAN INFORMATION	50

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	51

APPENDIX A – RECONCILIATION OF NON-GAAP AND GAAP FINANCIAL MEASURES	52

Proxy Statement

This proxy statement relates to the solicitation by the Board of Directors (the “Board”) of Hill-Rom Holdings, Inc. (“Hill-Rom”, the “Company”, “we”, “us” or “our”), of proxies for use at the annual meeting of Hill-Rom’s shareholders (the “meeting”) to be held at 180 North Stetson Avenue, Two Prudential Plaza, Suite 1630, Chicago, Illinois 60601, on Tuesday, March 6, 2018, at 10:00 a.m., Central time, and at any adjournments of the meeting.  This proxy statement and the enclosed form of proxy were mailed initially to shareholders on or about January 19, 2018.

Executive Summary

This summary highlights selected information in this proxy statement.  Please review the entire proxy statement and the Hill-Rom 2017 Annual Report before voting.  Measures used in this proxy statement that are not based on accounting principles generally accepted in the United States (“non-GAAP”) are each defined and reconciled to the most directly comparable GAAP measure in Appendix A.  This proxy statement and annual report to shareholders are available at www.proxyvote.com.

Key Fiscal Year 2017 Achievements

In fiscal year 2017, Hill-Rom:

•	Increased reported revenue by 3% as compared to fiscal year 2016, or 4% on a constant currency basis.

•	Increased reported operating margin by 130 basis points to 10.0% and adjusted operating margin by 100 basis points to 16.3%.

•	Grew reported earnings per diluted share (“EPS”) by 7% to $1.99 and adjusted EPS by 14% to $3.86.

•
Achieved a total stockholder return (“TSR”) of 26.9% during fiscal year 2017.  Over the last three years, our TSR has outpaced the S&P 500 and the median of our TSR Peer Group (as defined later in this proxy statement).

•
Delivered significant value to shareholders through increased dividends and share repurchases. Hill-Rom raised its dividend for the seventh consecutive year and returned $97 million to shareholders through dividends and share repurchases during fiscal year 2017.

•	Enhanced our diagnostic cardiology franchise and presence in vital signs monitoring with the acquisition and integration of Mortara.

•	Optimized our product portfolio with the divestiture of non-strategic assets enabling us to redirect investment, resources and focus to key, strategic growth platforms.

•	Introduced innovative products and service solutions to drive accelerated future growth, such as:

-
Centrella™ Smart+ bed, which transforms care by providing increased patient safety, satisfaction and caregiver efficiency. With the recent Centrella launch, the Company is introducing new features to elevate the patient experience and provide caregivers with an unprecedented level of information that enhances patient care. Centrella is designed with a scalable platform for easy frame and surface upgrades, and includes integration of advanced patient safety applications such as the Hill-Rom® NaviCare® Patient Safety® System.

-
Hill-Rom® Envella™ Air Fluidized Therapy Bed, the Company's latest innovative solution providing the highest quality wound care for patients with advanced wounds; and the Hill-Rom® 900 Accella™ bed system, for higher acuity patients in intensive and acute care settings outside the United States.

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Monarch™ Airway Clearance System, which builds high frequency chest wall oscillation therapy into a mobile vest, allowing a patient to be active and productive while receiving therapy. The system also incorporates LTE or WiFi technology to keep patients wirelessly connected to their care team using Hill- Rom’s VisiView™ Health Portal.

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Welch Allyn Home™ Hypertension program, allowing patients to monitor their health outside the physician office using the clinically trusted Welch Allyn Home Blood Pressure Monitor. The company recently announced that the Welch Allyn Home™ 1700 Series Blood Pressure Monitor with SureBP® technology and Welch Allyn Home™ Weight Scale will now be offered as standard peripherals with Honeywell Life Care Solution’s Genesis Touch® remote patient monitoring kits. In June, the blood pressure monitor was officially launched on Amazon, a first step in tapping the large and growing retail market.

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TruSystem™ 3000 Mobile Operating Table, providing a cost-effective, reliable and flexible operating table in most countries in Europe, Latin America, the Middle East, Africa and Asia; and TruSystem™ 7500 MR Neuro Surgical Table, specifically engineered for the MRI environment, which integrates with the IMRIS Head Fixation portfolio, and is segmented for optimal patient positioning.

Voting Matters and Board Recommendations

Proposal	Recommendation of the Board	Page References
To elect ten (10) members to the Board of Directors, each for one-year terms	FOR all nominees	9
To approve, on an advisory basis, the compensation of Hill-Rom’s named executive officers	FOR the proposal	13
To ratify the appointment of PricewaterhouseCoopers LLP as Hill-Rom’s independent registered public accounting firm for fiscal year 2018	FOR ratification of the appointment	14

Additional important information about the meeting and voting can be found in the section entitled “General Information About the Annual Meeting and Voting” beginning on page 5.

Governance Highlights

Our Board believes that good corporate governance enhances shareholder value.  Our governance practices include:

Governance Practice	Description	For More Information
Director Independence	All of our directors, except our CEO, are independent	15
Non-Executive Chairman	We have a non-executive, independent Board chair	15
Director Attendance	During the fiscal year ended September 30, 2017, our members of the Board attended on average 96% of Board and their respective committee meetings, and each attended at least 75% of the meetings of the Board and their respective committee meetings	16
Annual Director Election/ Resignation Policy	Our directors are elected annually, and we have a resignation policy if a director fails to garner a majority of votes cast	7, 9
Executive Session	Our independent directors meet regularly in executive session	15
Independent Compensation Consultant	We have a fully independent compensation consultant	26

Executive Compensation Highlights

Hill-Rom’s compensation program is designed to align the compensation of each named executive officer (“NEOs” or “Named Executive Officers”) with Hill-Rom’s performance and the interests of our shareholders, and to provide the proper incentives to attract, retain and motivate key personnel in a clear, transparent manner.  In order to do this, we:

•	consider, as an initial market check, the 50th percentile of compensation opportunity provided by companies with which we compete for executive talent;

•
provide an annual cash incentive award based on meaningful company performance metrics such as revenue, free cash flow and adjusted earnings per share (as defined under the Company’s short term incentive compensation plan, as later defined in this proxy statement), where applicable, and which is modified for individual performance; and

•
align long-term equity compensation with our shareholders’ interests by linking realizable pay with stock performance through a combination of performance stock units (50% of the award), restricted stock units (25% of the award), and stock options (25% of the award).

Last year’s Non-Binding Vote on Executive Compensation received support of approximately 97% of our shareholders (excluding abstentions and broker non-votes).  Based on the results of the shareholder vote, and the changes to the compensation program that were implemented for fiscal year 2016, which addressed shareholder and proxy advisory firm feedback, no significant changes to our compensation program took place in fiscal year 2017.

In summary, we compensate our NEOs as follows:

Component of Compensation	Form of Compensation	For More Information
Base Salary	Annual Cash Salary	31
Annual Cash Incentives	162(m) qualified plan	32-34
Long-Term Incentive Compensation	Performance Stock Units (50% of annual grant value) Restricted Stock Units (25% of annual grant value) Stock Options (25% of annual grant value)	34-36

We also adhere to several additional principles regarding executive compensation for our NEOs, which we believe highlight the strength of both our governance practices and our overall executive compensation program:

Executive Compensation Principle	Description	For More Information
Stock Ownership	We require significant stock ownership by all of our senior executive officers, including 6X base salary for our CEO	36
Clawback, Anti-Hedging and Anti- Pledging Policies	We have clawback, anti-hedging and anti-pledging policies	37
No Single-Trigger Change in Control Agreements	We have no single-trigger change in control agreements	37,38
At-Will Employment Agreements	Our executives all have at-will employment agreements	38
No Re-Pricing of Stock Options; No Buy-Back of Equity Grants	We do not re-price stock options or buy-back equity grants	37
No Gross-Ups for 280G Excise Taxes Related to Change in Control Agreements	We do not provide gross-ups for 280G excise taxes related to change in control agreements	38

General Information About the Meeting and Voting

1.	Who may vote?

Shareholders holding shares of Hill-Rom common stock as of the close of business on January 2, 2018 (the “record date”) are entitled to vote at the meeting.  At the close of business on the record date, there were 66,139,823 shares of common stock outstanding and entitled to vote at the meeting.  Common stock is the only class of stock outstanding and entitled to vote. You have one vote for each share of common stock held as of the record date, which may be voted on each proposal presented at the meeting.

2.	How can I elect to receive my proxy materials electronically?

If you would like to reduce the costs incurred by us in mailing proxy materials, you can elect to receive all future proxy statements, proxy cards and annual reports electronically.  To sign up for electronic delivery, follow the instructions provided with your proxy materials and on your proxy card or voting instruction card, or go to https://enroll.icsdelivery.com/hrc. When prompted, indicate that you agree to receive or access shareholder communications electronically in the future.

3.	Can I vote my shares by filling out and returning the Notice Regarding the Availability of Proxy Materials?

No. See Question 6 “How do I vote?” for more information on how to vote.

4.	How can I access the proxy materials over the internet?

You can view the proxy materials for the meeting on the internet at www.proxyvote.com. Please have your 12-digit control number available, which can be found on your Notice Regarding the Availability of Proxy Materials or on your proxy card or voting instruction form.  Our proxy materials are also available on our website at http://ir.hill-rom.com.

5.	How does the Board recommend that I vote?

The Board recommends that you vote:

•	FOR each of the nominees for director;

•	FOR the non-binding approval of the compensation of Hill-Rom’s NEOs; and

•	FOR the ratification of the appointment of PricewaterhouseCoopers LLP as Hill-Rom’s independent registered public accounting firm.

6.	How do I vote?

You may vote by any of the following methods:

•
By Telephone or Internet — You may submit your proxy vote by following the instructions provided in the Notice Regarding the Availability of Proxy Materials, or by following the instructions provided with your proxy materials and on your proxy card or voting instruction form.

•
By Mail — You may submit your proxy vote by mail by signing a proxy card and mailing it in the enclosed envelope if your shares are registered directly in your name or, for shares held beneficially in street name, by following the voting instructions provided by your broker, trustee or nominee.

•	In Person at the Meeting — You may vote in person at the meeting or may be represented by another person at the meeting by executing a proxy designating that person.

7.	If I voted by telephone or internet and received a proxy card in the mail, do I need to return my proxy card?

No.

8.	Can I change my vote?

If you are a shareholder of record, you may revoke your proxy at any time before the voting polls are closed at the meeting by the following methods:

•	voting at a later time by telephone or internet (up to 11:59 p.m. Eastern time on the day before the meeting),

•	writing our Corporate Secretary at: Hill-Rom Holdings, Inc., 130 East Randolph, Suite 1000, Chicago, Illinois 60601, or

•	giving notice of revocation to the Inspector of Election at the meeting.

If you are a street name shareholder and you voted by proxy, you may later revoke your proxy by informing the holder of record in accordance with that entity’s procedures.

9.	What happens if I do not specify a choice for a proposal when returning a proxy?

If you are a shareholder of record and your proxy card is signed and returned without voting instructions, it will be voted according to the recommendation of the Board.

If you are a street name shareholder and fail to provide voting instructions, your broker, bank or other holder of record is permitted to vote your shares on the proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm.  However, they may not vote on the election of directors or the other proposals listed herein absent instructions from you.  Without your voting instructions, a “broker non-vote” will occur with respect to those other proposals.

10.	How are votes, including broker non-votes and abstentions, counted?

Votes are counted in accordance with both our Amended and Restated Code of By-laws (our “By-laws”) and Indiana law.  A broker non-vote or abstention will be counted towards a quorum, but will not be counted in the election of directors or the votes on any of the other proposals (except for the proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm, as described in Question 9).

11.	What constitutes a quorum?

A majority of the outstanding shares of common stock entitled to vote, represented at the meeting in person or by proxy, constitutes a quorum.  Broker non-votes and abstentions will be counted as represented at the meeting for purposes of determining whether a quorum is present.

12.	What happens if other matters come up at the meeting?

The matters described in the Notice of Annual Meeting of the Shareholders are the only matters we know of that will be voted on at the meeting. If other matters are properly presented at the meeting, the persons named on the proxy card or voting instruction form will vote your shares according to their best judgment.

13.	Who will count the votes?

A representative of Broadridge Financial Solutions, Inc., an independent tabulator appointed by the Board, will count the votes and act as the Inspector of Election.  The Inspector of Election will have the authority to receive, inspect, electronically tally and determine the validity of the proxies received.

14.	Who can attend the meeting?

Admission to the meeting is limited to shareholders of Hill-Rom as of the record date, persons holding validly executed proxies from shareholders who held Hill-Rom common stock as of the record date, and invited guests of Hill-Rom.

In order to be admitted to the meeting in person, you should pre-register by contacting Hill-Rom’s Investor Relations department at investors@hill-rom.com, or in writing at Investor Relations, Hill-Rom Holdings, Inc., 130 East Randolph, Suite 1000, Chicago, Illinois 60601, no later than February 26, 2018.  Additionally, proof of ownership of Hill-Rom stock must be shown at the door.  Failure to pre-register or to provide adequate proof that you were a shareholder as of the record date may prevent you from being admitted to the meeting.  Please read the following rules carefully because they specify the documents that you must bring with you to the meeting in order to be admitted.

If you were a record holder of Hill-Rom common stock as of the record date, then you must bring a valid government-issued personal identification (such as a driver’s license or passport).

If a broker, bank, trustee or other nominee was the record holder of your shares of Hill-Rom common stock as of the record date, then you must bring:

•	Valid government-issued personal identification (such as a driver’s license or passport), and

•	Proof that you owned shares of Hill-Rom common stock as of the record date.

If you are a proxy holder for a shareholder of Hill-Rom, then you must bring:

•	The validly executed proxy naming you as the proxy holder, signed by a shareholder of Hill-Rom who owned shares of Hill-Rom common stock as of the record date,

•	Valid government-issued personal identification (such as a driver’s license or passport), and

•	Proof of the shareholder’s ownership of shares of Hill-Rom common stock as of the record date.

15.	How many votes must each proposal receive to be adopted?

Directors are elected by a plurality of the votes cast by shareholders entitled to vote, which means that nominees who receive the greatest number of votes will be elected even if such amount is less than a majority of the votes cast.  However, our Corporate Governance Standards provide that, prior to the meeting, director nominees shall submit a letter of resignation that is effective in the event such director receives a greater number of votes “withheld” from his or her election than votes “for” such election.  The Board is required to accept the resignation unless the Board determines that accepting such resignation would not be in the best interests of Hill-Rom and its shareholders.

The non-binding proposal to approve the compensation of our NEOs and the proposal to ratify the appointment of the independent registered public accounting firm will be approved if the votes cast favoring the action exceed the votes cast opposing the action.

16.	Who pays for the proxy solicitation related to the meeting?

We do.  In addition to sending you or making available to you these materials, some of our directors and officers, as well as management and non-management employees, may contact you by telephone, mail, e-mail or in person.  You may also be solicited by means of press releases issued by Hill-Rom, postings on our website, and advertisements in periodicals.  None of our officers or employees will receive any extra compensation for soliciting you.  We have retained Innisfree M&A Incorporated to assist us in soliciting your proxy for an estimated fee of $10,000 plus reasonable out-of-pocket expenses. We will also reimburse banks, nominees, fiduciaries, brokers and other custodians for their costs of sending the Notice Regarding the Availability of Proxy Materials or proxy materials to the beneficial owners of Hill-Rom common stock.

17.	If I want to submit a shareholder proposal for the 2019 annual meeting, when is it due and how do I submit it?

In order for shareholder proposals submitted pursuant to Rule 14a-8 under the Securities Exchange Act of 1934 to be presented at our 2019 annual meeting of shareholders and included in our proxy statement and form of proxy relating to that meeting, such proposals must be submitted to the Corporate Secretary of Hill-Rom at our registered offices in Chicago, Illinois no later than September 21, 2018, which is 120 days prior to the calendar anniversary of the mailing date of this proxy statement.

In addition, our By-laws provide that for business to be brought before a shareholders’ meeting by a shareholder or for nominations to the Board of Directors to be made by a shareholder for consideration at a shareholders’ meeting, notice thereof must be received by the Corporate Secretary of Hill-Rom at our registered offices not later than 100 days prior to the anniversary of the immediately preceding annual meeting, or not later than November 26, 2018 for the 2019 annual meeting of shareholders.  The notice must also provide certain information set forth in our By-laws.

18.	How can I obtain a copy of the Annual Report on Form 10-K?

You may receive a hard copy of proxy materials, including the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2017, by following the directions set forth on the Notice Regarding the Availability of Proxy Materials.  The Annual Report on Form 10-K is also available on our website at http://ir.hill-rom.com.

19.	Where can I find the voting results of the meeting?

We will announce preliminary voting results at the conclusion of the meeting and publish the final voting results in a Form 8-K to be filed with the U.S. Securities and Exchange Commission (“SEC”) within four business days after the conclusion of the meeting.

Proposals Requiring Your Vote

Proposal No. 1 – Election of Directors

The Board currently consists of eleven members, and the terms of all the directors expire at the meeting.  Rolf Classon informed the Board of his decision not to stand for re-election to the Board and thus he is not nominated for re-election. The shareholders will therefore elect ten members of the Board to serve one-year terms expiring at the 2019 annual meeting of shareholders.  Unless authority is withheld, all shares represented by proxies submitted pursuant to this solicitation (other than broker non-votes) will be voted in favor of electing as directors the nominees listed below for the terms indicated.  If any of these nominees should be unable to serve, shares represented by proxies may be voted for a substitute nominee selected by the Board, or the position may become vacant.

The Board of Directors recommends that shareholders vote “FOR” the election to the Board of Directors of each of the nominees named below.

NOMINEES

Name	Age	Principal Occupation	Director Since
William G. Dempsey	66	Member of the Board Hill-Rom*	2014
John J. Greisch	62	President and Chief Executive Officer Hill-Rom	2010
Gary L. Ellis	61	Retired Chief Financial Officer Medtronic plc	2017
Stacy Enxing Seng	53	Retired President Vascular Therapies Covidien	2015
Mary Garrett	59	Retired Vice President of Global Marketing IBM	2017
James R. Giertz	60	Retired Senior Vice President and Chief Financial Officer H.B. Fuller Company	2009
Charles E. Golden	71	Retired Executive Vice President and Chief Financial Officer Eli Lilly and Company	2002
William H. Kucheman	68	Retired Interim Chief Executive Officer Boston Scientific Corp.	2013
Ronald A. Malone	63	Retired Chairman Gentiva Health Services, Inc.	2007
Nancy M. Schlichting	63	Retired Chief Executive Officer Henry Ford Health System	2017
* Assuming Mr. Dempsey is re-elected to the Board at the meeting, the Board plans to elect Mr. Dempsey as the Chairman of the Board at the recommendation of the Nominating/Corporate Governance Committee.

WILLIAM G. DEMPSEY

Mr. Dempsey has served as a director of Hill-Rom since 2014.  Mr. Dempsey previously held various executive positions with Abbott Laboratories from 1982 until 2007, including Executive Vice President of Global Pharmaceuticals from 2006, Senior Vice President of Pharmaceutical Operations from 2003 and Senior Vice President of International Operations from 1999.  He currently serves as a director of Ashland, Inc. (where he serves on the audit, governance and nominating, environmental, health and safety, and quality committees), and was previously on the boards of MDS, Inc. through 2011, Nordion, Inc. through 2014, Hospira, Inc., through 2015 and Landauer Inc., through 2017. He has previously served as a member of the Salvation Army Advisory Board in Chicago, as Chairman of the International Section of the Pharmaceutical Research and Manufacturers of America (PhRMA) and as Chairman of the Accelerating Access Initiative (a cooperative public-private partnership of UNAIDS, the World Bank, and six research-based pharmaceutical companies).  He is a member of the Board of Trustees for the Guadalupe Center in Immokalee, Florida.

Mr. Dempsey has extensive experience in the health care industry, including positions in management and on the boards of several companies.  In addition, his international operations experience and his service as a senior officer at a large company makes him highly qualified to serve on the Board.

JOHN J. GREISCH

Mr. Greisch, was elected President & Chief Executive Officer of Hill-Rom effective January 8, 2010. Mr. Greisch was most recently President International Operations for Baxter International, Inc., a position he held since 2006. During his seven-year tenure with Baxter, he also served as Baxter's Chief Financial Officer and as President of Baxter's BioScience division. Before his time with Baxter, he was President & CEO for FleetPride Corporation in Deerfield, Illinois, an independent after-market distribution company serving the transportation industry. Prior to his tenure at FleetPride, he held various positions at The Interlake Corporation in Lisle, Illinois, a leading global engineered materials and industrial equipment supplier, including serving as President of the company's Materials Handling Group. Mr. Greisch currently serves on the Board of Directors of Idorsia Pharmaceuticals Ltd. and AdvaMed, and previously served on the Board of Directors of Actelion Ltd. Additionally, he is on the Board of Directors for Ann & Robert H. Lurie Children's Hospital of Chicago. Through January 2010, Mr. Greisch served as a director of TomoTherapy, Inc.

As the CEO of Hill-Rom, Mr. Greisch brings valuable multinational experience with multiple roles in a major public healthcare company, including as Chief Financial Officer, as well as operational insights and business knowledge to the Board.

GARY L. ELLIS

Mr. Ellis has served as director of Hill-Rom since 2017.  He was previously Chief Financial Officer and Senior Vice President of Medtronic plc.  Mr. Ellis also serves as an independent director of The Toro Company.  He is a Certified Public Accountant.

Mr. Ellis brings significant financial leadership experience and expertise to the Board and provides oversight regarding capital structure, financial condition and policies, long-range financial objectives, financing requirements and arrangements, capital budgets and expenditures, risk-management, and strategic planning matters. Additionally, Mr. Ellis contributes his international experience managing worldwide financial operations and analyzing financial implications of merger and acquisition transactions, as well as aligning business strategies and financial decisions.

STACY ENXING SENG

Ms. Enxing Seng has served as director of Hill-Rom since 2015.  She is the former President, Vascular Therapies of Covidien from 2011 to 2014 and prior to that was President of Peripheral Vascular of Covidien from 2010 to 2011.  Ms. Enxing Seng joined Covidien in 2010 through the $2.6B acquisition of ev3 Incorporated, where she was a founding member and executive officer responsible for leading their Peripheral Vascular division from 2001 to 2010.  Prior to that, she held positions of increasing responsibility with SCIMED, Boston Scientific, American Hospital Supply and Baxter.  Ms. Enxing Seng currently is a Venture Partner with Lightstone Venture Capital and serves on the boards of Sonova Holding AG and Solace Therapeutics, and was formerly on the boards of Spirox, Inc., FIRE 1 Medical Incubator and CV Ingenuity.

Ms. Enxing Seng has broad experience as a former senior executive responsible for a world-wide business unit of a major medical device company.  In addition, she has significant experience as a co-founder of a successful medical device start-up.  Her operational experience at a large medical device company, combined with her broad scope experience gained from her role as a co-founder of a medical device company, provide the Board with valuable insights across marketing, sales, innovation and a variety of other medical device related areas.

MARY GARRETT

Ms. Garrett has served as director of Hill-Rom since 2017. Ms. Garrett most recently led Global Marketing for IBM Corporation, a leading global provider of technology products and services, from 2008 until her retirement in December 2015.  She joined IBM in 1981 as an electrical engineer and went on to serve in a number of senior roles including: Partnership Executive for Memorial Sloan Kettering, Vice President, Small and Medium Business for Global Technology Services, Vice President of Marketing for Global Technology Services, and Vice President of Marketing for eBusiness Hosting.  Ms. Garrett currently serves as a board member and on the audit committee for Ethan Allen Interiors, Inc. She is an active mentor in W.O.M.E.N. in America, a professional development group aimed at advancing promising professional women, and is also on the board of the American Marketing Association, serving as Chair.  Ms. Garrett serves on the technology and strategy committees of the Western Connecticut Health Network.

Ms. Garrett has extensive experience in the technology industry, including digital transformation, big data and cognitive analytics, cybersecurity, and cloud computing.  In addition, her broad international background, marketing expertise, and business leadership experience, as well as experience as a public company director make her highly qualified to serve on the Board.

JAMES R. GIERTZ

Mr. Giertz has served as a director of Hill-Rom since 2009.  He served as the Senior Vice President and Chief Financial Officer of H.B. Fuller Company, St. Paul, Minnesota, until his retirement. Prior to joining H.B. Fuller, he served as Senior Managing Director, Chief Financial Officer and, for several months in 2007 a director, of Residential Capital, LLC, one of the largest originators, servicers and securitizers of home loans in the United States.  Prior to that, he was Senior Vice President of the Industrial Products division, and Chief Financial Officer of Donaldson Company, Inc., a worldwide provider of filtration systems and replacement parts.  In addition, Mr. Giertz served as assistant treasurer of the parent company at General Motors, and also held several international treasury positions in Canada and Europe. Mr. Giertz currently serves as a director of Schneider National, Inc. and Junior Achievement of the Upper Midwest and is also a member of the Board of Regents of Concordia University of St. Paul.

Mr. Giertz has extensive experience in financial statement preparation and accounting, and operations, and his service as a senior officer in large corporations brings knowledge and valuable insight to the Board.  In addition, his international experience is a valuable asset to the Board.

CHARLES E. GOLDEN

Mr. Golden has served as director of Hill-Rom since 2002.  He served as Executive Vice President and Chief Financial Officer and a director of Eli Lilly and Company, an international developer, manufacturer and seller of pharmaceutical products, from 1996 until his retirement in 2006. Prior to joining Eli Lilly, he held a number of positions with General Motors Corporation since 1970, including Corporate Vice President, Chairman and Managing Director of the Vauxhall Motors subsidiary and Corporate Treasurer. He is currently on the board of Eaton Corporation PLC, and was formerly on the boards of Unilever NV/PLC through 2014. He also serves as a director of the Lilly Endowment.

Mr. Golden has a comprehensive knowledge of both U.S. GAAP and IFRS, has extensive experience in financial statement preparation, accounting, corporate finance, risk management and investor relations both in the U.S. and Europe. His significant financial healthcare experience brings valuable financial and operations rigor and insight to the Board.

WILLIAM H. KUCHEMAN

Mr. Kucheman has served as a director of Hill-Rom since 2013.  He previously served as interim Chief Executive Officer for Boston Scientific Corp.  Before being named interim CEO in October 2011, he was Executive Vice President and President of the Cardiology, Rhythm and Vascular (CRV) Group of Boston Scientific.  He joined the company in 1995 as a result of Boston Scientific’s acquisition of SCIMED Life Systems, Inc., becoming Senior Vice President of Marketing.  In this role, Mr. Kucheman was responsible for global marketing. He has served on several industry boards, including the board of directors of the Global Health Exchange and on the boards of several non-public companies.

Mr. Kucheman’s executive experience with invasive medical devices, including FDA regulation, commercialization process, government reimbursement, and clinical marketing, makes him highly qualified to serve on the Board.

RONALD A. MALONE

Mr. Malone has served as a director of Hill-Rom since 2007. He served as Chairman of the Board of Gentiva Health Services from 2002 to 2011, as Chief Executive Officer from 2002 through 2008, and as a director through 2012.  He joined Gentiva in 2000 as Executive Vice President and President of Gentiva’s Home Health Division.  Prior to joining Gentiva, he served in various positions with Olsten Corporation including Executive Vice President of Olsten Corporation and President, Olsten Staffing Services, United States and Canada.  He is a director of Capital Senior Living, Inc., a former director of the National Association for Home Care & Hospice and a former director and chairman of the Alliance for Home Health Quality and Innovation.

Mr. Malone has an intimate knowledge of the home health industry and expertise in the legislative and regulatory landscape affecting healthcare companies.  In addition, his experience as an officer of other health care companies provides the Board with valuable operational experience.

NANCY M. SCHLICHTING

Ms. Schlichting has served as director of Hill-Rom since 2017.  Ms. Schlichting is the retired President and Chief Executive officer of Henry Ford Health System (“HFHS”) in Detroit, Michigan, serving in this role from June, 2003 to January, 2017.  She joined HFHS in 1998 as Senior Vice President and Chief Administrative Officer, and was promoted to Executive Vice President and Chief Operating Officer from 1999 to 2003, and President and Chief Executive Officer of Henry Ford Hospital from 2001 to 2003. She currently serves as a director of Walgreens Boots Alliance (12 years of Board service, chair of Compensation Committee and member of Audit Committee), a director on the board of directors of HealthSouth Corporation (member of Compliance and Quality of Care Committee), a member of the Board of Managers of Ardent Health Services, and a trustee of Kresge Foundation (chair of Compensation Committee and member of Audit Committee), Duke University Health System, and the Detroit Symphony Orchestra.

Ms. Schlichting's career in healthcare administration spans more than 35 years in senior-level executive roles.  She is credited with leading HFHS through a dramatic financial turnaround, and for award-winning customer service, quality and diversity initiatives, including HFHS being the recipient of the 2011 Malcolm Baldrige National Quality Award.  Her significant healthcare leadership background, and her comprehensive knowledge of finance and accounting gained by education, experience and service on audit committees for more than a decade provide the Board with additional depth and invaluable insights.

Proposal No. 2 – Non-Binding Vote on Executive Compensation

We hold an annual non-binding vote on Executive Compensation each year.  Accordingly, we are presenting to our shareholders the following resolution for their annual vote (on a non-binding basis):

“RESOLVED, that the shareholders of Hill-Rom Holdings, Inc. approve, on an advisory basis, the compensation of the Company’s NEOs and the overall compensation policies and procedures employed by Hill-Rom, disclosed pursuant to Item 402 of the SEC’s Regulation S-K, and described in the Compensation Discussion and Analysis and the tabular disclosure regarding NEO compensation (together with the accompanying narrative disclosure) in this proxy statement.”

As described under “Compensation Discussion and Analysis” beginning on page 24, our philosophy in setting executive compensation is to provide a total compensation package that allows us to continue to attract, retain and motivate talented executives who drive our Company’s success, while aligning compensation with the interests of our shareholders and ensuring accountability and transparency.  Consistent with the philosophy, a significant majority of the total compensation opportunity for each of our NEOs is based on measurable corporate, business area and individual performance, both financial and non-financial, and on the performance of our shares on a long-term basis.

Because your vote is advisory, it will not be binding on the Board. However, the Compensation and Management Development Committee will take into account the outcome of the vote when considering future executive compensation arrangements.

The Board of Directors recommends that you vote “FOR” the approval of this resolution.

Proposal No. 3 – Ratification of the Appointment of the Independent Registered Public Accounting Firm

Subject to shareholder ratification, the Audit Committee of our Board has appointed PricewaterhouseCoopers LLP (“PwC”) as our independent registered public accounting firm for the fiscal year ending September 30, 2018.  Representatives from PwC will be present at the meeting with an opportunity to make a statement, if they so desire, and will be available to respond to appropriate questions.

The Audit Committee has adopted a policy requiring that all services from the outside independent registered public accounting firm must be pre-approved by the Audit Committee or its delegate and has adopted guidelines that non-audit related services should not exceed the total of audit and audit related fees.  During fiscal year 2017, PwC’s fees for non-audit related services fell within these guidelines.

The following table presents fees for professional services rendered by PwC for the audit of our annual consolidated financial statements for the fiscal years ended September 30, 2016 and 2017, and fees billed for other services rendered by PwC during those periods.

	2016	2017
Audit Fees (1)	$4,138,800	$3,814,000
Audit-Related Fees	$ 0	$ 0
Tax Fees (2)	$639,000	$111,700
All Other Fees (3)	$32,000	$2,000
Total	$4,809,800	$3,927,700

(1)
Audit Fees were billed by PwC for professional services rendered for the integrated audit of our consolidated financial statements and our internal control over financial reporting, along with the review and audit of the application of new accounting pronouncements, SEC releases, acquisition accounting, statutory audits of foreign entities, and accounting for unusual transactions.

(2)	Tax Fees were billed by PwC for professional services rendered for tax compliance, tax advice and tax planning.

(3)	All Other Fees were fees billed by PwC for all other products and services provided to us.

The Board recommends that you vote “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as Hill-Rom’s independent registered public accounting firm.

Corporate Governance

Board Leadership

Assuming Mr. Dempsey is re-elected to the Board at the meeting, the Board plans to elect Mr. Dempsey as the Chairman of the Board at the recommendation of the Nominating/Corporate Governance Committee.  Mr. Dempsey is a non-executive and independent member of the Board.

The Board has determined that the leadership of the Board is best conducted by an independent Chair which allows (i) the Chair to provide overall leadership to the Board in its oversight function and (ii) the Chief Executive Officer, Mr. Greisch, to provide leadership with respect to the day-to-day management and operation of our business.  We believe the separation of these offices will enable Mr. Dempsey to focus on managing Board matters while letting Mr. Greisch focus on managing our business.  In addition, we believe the separation of these offices enhances the objectivity of the Board in its management oversight role.

Executive sessions (meetings of independent directors without management present) are held regularly at the beginning and end of Board meetings, and, depending on directors’ desire, from time to time during Board and committee meetings.  The Chair generally presides at executive sessions of non-management directors.

Board’s Role in Strategic Planning and Oversight of Risk Management

The Board is responsible for directing and overseeing the management of Hill-Rom’s business in the best interests of the shareholders and consistent with good corporate citizenship. The Board sets strategic direction and priorities for the Company, approves the selection of the senior management team and oversees and monitors risks and performance. At Board meetings during the year, members of senior management review their organizations and present their long-range strategic plans to the Board, and at the start of each fiscal year, the Board reviews and approves the Company’s operating plan and budget for the next fiscal year.

A fundamental part of setting Hill-Rom’s business strategy is the assessment of the risks Hill-Rom faces and how they are managed. The Board oversees risk management with a focus on the most significant risks facing the Company, including strategic, operational, financial, legal and compliance risks. In addition, each of the Board, the Nominating/Corporate Governance Committee, and Audit Committee, as necessary, meet regularly throughout the year with our financial and treasury management teams and with our Chief Compliance Officer, Vice President, Internal Audit and Chief Legal Officer to assess the strategic, operational, financial, legal and compliance risks throughout our businesses and to review our insurance and other risk management programs and policies.  These regular meetings enable the Board to exercise its ultimate oversight responsibility for Hill-Rom’s risk management processes.

Communications with Directors

Shareholders of Hill-Rom and other interested persons may communicate with the Chair of the Board, the chairs of the committees of the Board, or the non-management directors of Hill-Rom as a group by sending an email to investors@hill-rom.com.  The email should specify the intended recipient.

Director Attendance at Annual Meetings

Hill-Rom does not have a formal policy regarding director attendance at its annual meetings of shareholders, but Hill-Rom’s directors generally do attend the annual meetings.  The Chair of the Board presides at the annual meeting of shareholders, and the Board holds one of its regular meetings in conjunction with the annual meeting of shareholders.  All continuing members of the Board at the time of our 2017 annual meeting of shareholders attended that meeting in person.

Corporate Governance Standards and Code of Ethics

The Board has adopted Corporate Governance Standards that provide the framework for the effective functioning of the Board.  In addition, the Board has adopted a Global Code of Conduct that applies to everyone who conducts business for and with Hill-Rom including all directors, officers, other employees of Hill-Rom, suppliers and other business partners, and which constitutes a “code of ethics” within the meaning of Item 406 of the SEC’s Regulation S-K. The Board reviewed the Global Code of Conduct during fiscal year 2017 and did not recommend any changes.  Both the Corporate Governance Standards and the Global Code of Conduct are available via the Investor Relations section of the Company’s website at http://ir.hill-rom.com.

Determinations with Respect to Independence of Directors

The Board determines the independence for each member of the Board based on an annual evaluation performed and recommendations made by the Nominating/Corporate Governance Committee, consistent with the applicable rules of the New York Stock Exchange (“NYSE”).

Based on these standards and all relevant facts and circumstances, the Board has determined that each current member of the Board and each nominee for the Board is independent, with the exception of John J. Greisch, who is not independent.

Transactions with Related Persons

The Company has written procedures regarding the review and preapproval of related party transactions involving executive officers or directors.  Under these procedures, our Nominating/Corporate Governance Committee is responsible for reviewing and preapproving all related person transactions.  When reviewing and/or approving proposed related party transactions, the Nominating/Corporate Governance Committee will consider all of the relevant facts and circumstances, including: the benefits to us; the impact on a director’s independence in the event the related person is a director, an immediate family member of a director or an entity in which a director is a partner, shareholder or executive officer; the availability of other sources for comparable products or services; the terms of the transaction; and the terms available for similar transactions with unrelated third parties.

Meetings, Committees and Board Skills Assessment of the Board of Directors

During the fiscal year ended September 30, 2017, the Board held seven meetings.  During this period, no incumbent member of the Board attended fewer than 75% of the aggregate number of meetings of the full Board and the meetings of the committees on which he or she served, and our directors attended an average of 96% of the meetings of the Board and committees on which they served.

Per our Corporate Governance Standards, the Nominating/Corporate Governance Committee assessed the Board's effectiveness as a whole as well as the effectiveness of the individual directors and the Board's various Committees, including a review of the mix of skills, core competencies and qualifications (including independence under applicable standards) of members of the Board and its various committees, which reflect expertise in one or more of the following areas: accounting and finance, product and technology development, healthcare, manufacturing, services businesses, sales and market development, international operations, international governance, mergers and acquisitions related business development, strategic oversight, government relations, investor relations, executive leadership development, public company governance, and executive compensation design and processes. In order to make these assessments, the Nominating/Corporate Governance Committee solicited the opinions of each director regarding the foregoing matters and then presented its findings and recommendations to the Board.  In addition to the above, the particular skills and talents of any director nominee should positively contribute to the diversity of the various skills and talents of the Board as a whole.

The following table shows the current composition of the committees of the Board, all of which operate pursuant to written charters:

Director	Audit Committee	Nominating/ Corporate Governance Committee	Compensation and Management Development Committee	Mergers and Acquisitions Committee
Rolf A. Classon (Board Chair)* (I)		C		C
John J. Greisch
William G. Dempsey** (I)	✓
Gary L. Ellis (I)	✓
Stacy Enxing Seng (I)			✓
Mary Garrett (I)	✓
James R. Giertz (I)	✓
Charles E. Golden (I)	C	✓		✓
William H. Kucheman (I)			✓	✓
Ronald A. Malone (I)		✓	C	✓
Nancy M. Schlichting (I)			✓
Number of Meetings in fiscal year 2017	9	6	6	3
I = Independent Director
C = Committee Chair
*   Mr. Classon informed the Board of his decision not to stand for re-election to the Board.
** Assuming Mr. Dempsey is re-elected to the Board at the meeting, the Board plans to elect Mr. Dempsey as the Chairman of the Board at the recommendation of the Nominating/Corporate Governance Committee.

The Audit Committee has general oversight responsibilities with respect to Hill-Rom’s financial reporting and controls, and legal, regulatory and ethical compliance.  It regularly reviews Hill-Rom’s financial reporting process, its system of internal control over financial reporting, legal and regulatory compliance and ethics, and internal and external audit processes.   Each member of the Audit Committee is independent under Rule 10A-3 of the SEC and NYSE listing standards and meets the financial literacy guidelines established by the Board in the Audit Committee Charter.  The Board of Directors has determined that each of Messrs. Golden, Ellis and Giertz is an “audit committee financial expert” as that term is defined in Item 407(d) of the SEC’s Regulation S-K.

The Compensation and Management Development Committee assists the Board in ensuring that the officers and key management of Hill-Rom are effectively compensated in a way that is internally equitable and externally competitive.  The Compensation and Management Development Committee is also responsible for reviewing and assessing the talent development and succession management actions concerning the officers and key employees of Hill-Rom.

The Nominating/Corporate Governance Committee assists the Board in ensuring that Hill-Rom is operated in accordance with prudent and practical corporate governance standards, ensuring that the Board achieves its objective of having a majority of its members be independent in accordance with NYSE listing standards, and identifying and evaluating candidates for the Board.  In identifying and evaluating candidates for the Board, the Nominating/Corporate Governance Committee considers each candidate’s experience, integrity, background and skills as well as other qualities that the candidate may possess and factors that the candidate may be able to bring to the Board. Although we do not have a formal policy with regard to the consideration of diversity in identifying director candidates, the Board believes that it is essential that its members represent diverse viewpoints, with a broad array of experiences, professions, skills, geographic representation and backgrounds that, when considered as a group, provide a sufficient mix of perspectives to allow the Board to best fulfill its responsibilities to the long-term interests of our shareholders.  The Nominating/Corporate Governance Committee also assists the Audit Committee with Hill-Rom’s non-financial compliance oversight.

The Mergers and Acquisitions Committee assists the Board in reviewing and assessing potential mergers, acquisitions, divestitures and other similar strategic transactions and meets on an ad hoc basis.

Nomination of Directors for Election by Shareholders

The Nominating/Corporate Governance Committee considers director candidates recommended by shareholders, and any such recommendations should be communicated to the Chair of the Nominating/Corporate Governance Committee in the manner described above in “Communications with Directors” and should be accompanied by the same types of information as are required under our By-laws for shareholder nominees.

Our By-Laws provide that nominations of persons for election to the Board of Directors of Hill-Rom may be made at any meeting of shareholders by or at the direction of the Board or by any shareholder entitled to vote for the election of members of the Board at the meeting.  For nominations to be made by a shareholder, the shareholder must have given timely notice thereof in writing to the Corporate Secretary of Hill-Rom and any nominee must satisfy the qualifications established by the Board.   To be timely, a shareholder’s nomination must be delivered to or mailed and received by the Corporate Secretary not later than (i) in the case of the annual meeting, 100 days prior to the anniversary of the date of the immediately preceding annual meeting which was specified in the initial formal notice of such meeting (but if the date of the forthcoming annual meeting is more than 30 days after such anniversary date, such written notice will also be timely if received by the Corporate Secretary by the later of 100 days prior to the forthcoming meeting date and the close of business 10 days following the date on which Hill-Rom first makes public disclosure of the meeting date) and (ii) in the case of a special meeting, the close of business on the tenth day following the date on which Hill-Rom first makes public disclosure of the meeting date.  The notice given by a shareholder must set forth: (i) the name and address of the shareholder who intends to make the nomination and of the person or persons to be nominated; (ii) a representation that the shareholder is a holder of record, setting forth the shares so held, and intends to appear in person or by proxy as a holder of record at the meeting to nominate the person or persons specified in the notice; (iii) a description of all arrangements or understandings between such shareholder and each nominee proposed by the shareholder and any other person or persons (identifying such person or persons) pursuant to which the nomination or nominations are to be made by the shareholders; (iv) such other information regarding each nominee proposed by such shareholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC; (v) the consent in writing of each nominee to serve as a director of Hill-Rom if so elected; and (vi) a description of the qualifications of such nominee to serve as a director of Hill-Rom.

Compensation and Management Development Committee Interlocks and Insider Participation

As of the fiscal year ended September 30, 2017, the following directors served on the Compensation and Management Development Committee:  Ronald A. Malone, William H. Kucheman, Stacy Enxing Seng and Nancy M. Schlichting.  The Compensation and Management Development Committee had no interlocks or insider participation.

Availability of Governance Documents

Copies of Hill-Rom’s Corporate Governance Standards, Global Code of Conduct and Board committee charters are available at http://ir.hill-rom.com or in print to any shareholder who requests copies through Hill-Rom’s Investor Relations department.  Also available on Hill-Rom’s website are position specifications adopted by the Board for the positions of Chief Executive Officer and Chair of the Board and its committees, and other members of the Board.

Audit Committee Report

Hill-Rom maintains an independent Audit Committee that operates pursuant to a written charter adopted by the Board. The charter is available on Hill-Rom’s website at www.hill-rom.com under “Our Company–Company Overview–Board of Directors–Corporate Governance–Documents & Charters.”  Each member of the Audit Committee is independent as defined in the NYSE listing standards and SEC rules, and the Board has determined that each of Messrs. Golden, Ellis and Giertz is an "audit committee financial expert" as that term is defined in Item 407(d) of the SEC’s Regulation S-K.

Management is responsible for Hill-Rom’s internal controls, financial reporting process (including quarterly earnings press releases), risk assessment policies, compliance with laws and regulations and ethical business standards.  The independent registered public accounting firm is responsible for performing an integrated audit of Hill-Rom’s consolidated financial statements and its internal control over financial reporting in accordance with standards of the Public Company Accounting Oversight Board (“PCAOB”) and the issuance of a report thereon.  The Audit Committee has the responsibility to monitor and oversee these processes.

As part of its oversight responsibilities, the Audit Committee meets separately at least twice each quarter (once to review the quarterly external financial reporting, and at least once in connection with regularly scheduled Board meetings).  At these meetings, the Audit Committee meets with management, the Vice President of Internal Audit (solely with respect to regularly scheduled Board meetings) and Hill-Rom’s outside independent registered public accounting firm, as necessary (in each case, with and without management present, at the Audit Committee’s discretion) to discuss the adequacy and effectiveness of Hill-Rom’s internal controls and the quality of the financial reporting process. The Audit Committee also pre-approves all audit and non-audit services to be performed by the outside independent registered public accounting firm.   The Audit Committee evaluates the performance of the independent registered public accounting firm, including senior audit engagement team members, on an annual basis and determines whether to reengage the current firm or consider other audit firms.  In doing so, the Audit Committee considers the quality and efficiency of the services provided, global capabilities and technical expertise, knowledge of the Company’s global operations and industry and the effectiveness of their communications in providing value-added advice, insights and candid feedback on risks, controls and compliance matters.  The Audit Committee also considers how effectively the outside independent registered public accounting firm maintains its independence and employs its independent judgment, objectivity and professional skepticism.    Based on our evaluation, the Audit Committee believes that it is in the best interests of the shareholders to approve the appointment of PricewaterhouseCoopers LLP (“PwC”) as Hill-Rom’s outside independent registered public accounting firm for fiscal year 2018. PwC has been the independent registered public accounting firm used by Hill-Rom since 1985.

In accordance with SEC rules, audit partners are subject to rotation requirements that limit the number of years an individual partner may provide service to any company.  For lead and concurring audit partners, the maximum number of consecutive years of service in that capacity is five years.  The process for selection of Hill-Rom’s lead audit partner pursuant to this policy involves meetings between members of the Audit Committee and the candidates, as well as discussion and evaluation by the full Audit Committee and with Hill-Rom management.

The Audit Committee has reviewed and discussed the audited consolidated financial statements with management and PwC.  Management represented to the Audit Committee that Hill-Rom’s audited consolidated financial statements were prepared in accordance with generally accepted accounting principles.  PwC discussed with the Audit Committee matters required to be discussed by Auditing Standards No. 16.  Management and PwC also made presentations to the Audit Committee throughout the year on specific topics of interest, current developments and best practices for audit committees.

PwC also provided to the Audit Committee the written disclosures and the letter required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee regarding independence.  PwC informed the Audit Committee that it was independent with respect to Hill-Rom within the meaning of the securities acts administered by the SEC and the requirements of the PCAOB.  The Audit Committee discussed this finding, and also considered whether non-audit consulting services provided by PwC could impair the auditors’ independence and concluded that such services have not done so.

Based upon the foregoing, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in Hill-Rom’s Annual Report on Form 10-K for the fiscal year ended September 30, 2017.

Submitted by the Audit Committee Charles E. Golden (Chair) William G. Dempsey Gary L. Ellis Mary Garrett James R. Giertz

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information with respect to the beneficial ownership of our outstanding common stock as of the record date by:

•	each of our directors and our NEOs;

•	all of our directors and executive officers as a group; and

•	each person or entity that is known by us to be the beneficial owner of more than five percent of our common stock.

Our common stock is our only class of equity securities outstanding.  Except as otherwise noted in the footnotes below, the individual director or executive officer or their family members had sole voting and investment power with respect to such securities.  None of the shares beneficially owned by our directors and executive officers are pledged as security.  The number of shares beneficially owned includes, as applicable, directly and/or indirectly owned shares of common stock, common stock shares underlying stock options that are currently exercisable or will become exercisable within 60 days from the record date, and deferred stock share awards (otherwise known as restricted stock units or RSUs) that are vested or will vest within 60 days from the record date.  Except as specified below, the business address of the persons listed is our headquarters, 130 East Randolph, Suite 1000, Chicago, Illinois 60601.

Name of Beneficial Owner	Shares Owned Directly	Shares Owned Indirectly	Shares Under Options/RSUs Exercisable/ Vesting Within 60 Days	Total Number of Shares Beneficially Owned	Percent of Class
Directors and NEOs:
Rolf A. Classon	-	15,806	79,075	94,881	*
William G. Dempsey	-	-	13,490	13,490	*
John J. Greisch	230,851	-	479,187	710,038	1.1%
Gary L. Ellis	-	-	993	993	*
Stacy Enxing Seng	-	-	9,361	9,361	*
Mary Garrett	300	-	2,676	2,976	*
James R. Giertz	2,000	-	28,874	30,874	*
Charles E. Golden	6,466	-	57,141	63,607	*
William Kucheman	-	-	17,914	17,914	*
Ronald A. Malone	-	-	37,514	37,514	*
Nancy M. Schlichting	-	-	2,676	2,676	*
Carlos Alonso Marum	3,411	-	12,865	16,276	*
Deborah M. Rasin	-	-	27,025	27,025	*
Alton E. Shader	50,910	-	58,393	109,303	*
Steven J. Strobel	13,891	-	29,521	43,412	*

All directors and executive officers as a group (20)	341,292	15,806	909,755	1,266,853	1.9%

Name of Beneficial Owner	Total Number of Shares Beneficially Owned	Percent of Class

Other 5% Beneficial Owners:

BlackRock, Inc. 55 East 52nd Street New York, NY 10055	5,260,217(1)	7.9%

The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	4,884,096(2)	7.4%

FMR LLC 245 Summer Street Boston, MA 02210	4,506,940(3)	6.8%

———————
* Less than 1% of the total shares outstanding.

(1)	This information is based solely on the Schedule 13G/A filed by BlackRock, Inc. with the SEC on January 24, 2017.

(2)	This information is based solely on the Schedule 13G/A filed by The Vanguard Group with the SEC on February 13, 2017.

(3)	This information is based solely on the Schedule 13G filed by FMR LLC with the SEC on February 14, 2017.

Compensation Discussion and Analysis

Compensation and Management Development Committee Report

The Compensation and Management Development Committee of the Board has reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with management and, based upon this review and discussion, recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2017.

The Compensation and Management Development Committee

Ronald A. Malone (Chair)          William H. Kucheman
Stacy Enxing Seng                       Nancy M. Schlichting

Contents of the Compensation Discussion and Analysis

NEOs	25
Goals of Our Compensation Program	25
Role of the Compensation and Management Development Committee	25
Compensation Consultant	26
Peer Group and Survey Data	26
Links Between Executive Compensation and Company Performance	27
2017 Advisory Vote	27
CEO Compensation	27
3 Year TSR Graph	28
Components of CEO Compensation	28
Performance-Based Pay	29
Target CEO Compensation Summary	29
Key Governance Features Relating to Executive Compensation	30
Elements of Executive Compensation	30
Base Salary	31
Annual Cash Incentives	32
Long-Term Equity Awards	34
Retirement and Change in Control Agreements	37
Other Personal Benefits	38
Employment Agreements	38
Risk Assessment	38

Named Executive Officers

This Compensation Discussion and Analysis (“CD&A”) describes our compensation program and how it applies to our NEOs, comprising:

John J. Greisch	President and Chief Executive Officer
Steven J. Strobel	Senior Vice President and Chief Financial Officer
Alton E. Shader	Senior Vice President and President Front Line Care
Carlos Alonso Marum	Senior Vice President and President International
Deborah M. Rasin	Senior Vice President, Chief Legal Officer and Corporate Secretary

Goals of Our Compensation Program

Hill-Rom’s compensation program is designed to:

•	align management’s interests with those of shareholders over the short- and long-term;

•	motivate and incent employees to achieve superior results;

•	provide clear accountability and reward for producing results;

•	attract and retain superior talent; and

•	ensure simplicity and transparency in compensation policies and programs.

In aggregate, the compensation of Hill-Rom’s executive officers is assessed against the compensation paid to comparable officers of companies with which Hill-Rom competes for executives, with an initial market check and focus on the 50th percentile of compensation opportunity provided to such executives.  However, actual individual pay decisions are subjective and based on multiple factors.  Hill-Rom is guided by the belief that the compensation of executive officers should be competitive with the market, be aligned with the performance of the Company on both a short-term and long-term basis, take into consideration individual performance of the executive, be internally equitable among peers, and assist in retaining key executives critical to the Company’s long-term success.  Hill-Rom’s use of performance-based compensation means that, in any given year, total compensation can vary when pre-established business and/or personal targets and objectives are exceeded or are not achieved.  Accordingly, a significant portion of our executives’ compensation is at risk.

Role of the Compensation and Management Development Committee

The Board’s Compensation and Management Development Committee (for purposes of this Compensation Discussion and Analysis, the “Committee”) is charged with ensuring that Hill-Rom’s compensation program meets the objectives outlined above.  In that role, the Committee assists the Board in fulfilling its responsibility for assuring that the officers and key management personnel of the Company are effectively compensated in terms of salaries, supplemental compensation and other benefits which are internally equitable, externally competitive, and advance the long-term interests of the Company’s shareholders. The Committee also reviews and assesses the talent development and succession management actions concerning the officers and key employees of the Company, administers Hill-Rom’s compensation plans and keeps the Board informed regarding executive compensation matters.

The Committee, in consultation with Hill-Rom’s independent compensation consultant and the full Board, determines the compensation of the Chief Executive Officer.  Additionally, the Chief Executive Officer makes recommendations to the Committee regarding the compensation of the senior executive team, including Hill-Rom’s other NEOs.  From time to time, Hill-Rom’s management also provides recommendations to the Committee regarding changes to the elements and structure of Hill-Rom’s compensation program.  In addition to the aforementioned recommendations, the Committee considers peer group data, survey data and other factors when determining the elements and amounts of compensation.

Compensation Consultant

The Committee engages nationally recognized outside compensation and benefits consulting firms to evaluate independently and objectively the effectiveness of and assist with implementation of Hill-Rom’s compensation and benefit programs and to provide the Committee with additional expertise in the evaluation of Hill-Rom’s compensation practices.  During fiscal year 2017, the Committee engaged Exequity LLP as its executive compensation consultant.  Exequity LLP has been asked by the Committee to provide guidance on compensation proposals, including changes to compensation levels, the design of incentive plans, as well as relevant information about market practices and trends.

Exequity LLP is an independent compensation consultant that provided no other services to Hill-Rom other than those services provided to the Committee. After considering the six independence factors discussed in Section 303A.05(c)(iv)(A)—(F) of the NYSE Listed Company Manual, the Committee determined that Exequity LLP had no conflict of interest pursuant to Item 407(e)(3)(iv) of the SEC’s Regulation S-K.

Peer Group and Survey Data

As one of several factors in considering approval of elements of Hill-Rom’s compensation program, the Committee compares Hill-Rom’s compensation program and performance against an approved peer group of companies.  The compensation peer group (the “Compensation Peer Group”), which is annually reviewed and updated by the Committee, consists of companies that are similar in revenue (typically 0.5x to 2.5x Hill-Rom’s revenue) and in similar industries as Hill-Rom and with whom Hill-Rom may compete for executive talent.  For fiscal year 2017, the Committee reviewed the Compensation Peer Group for appropriateness and made certain changes due to the result of merger and acquisition activity involving certain companies. The companies that made up the Compensation Peer Group are as follows:

Compensation Peer Group (1)
Agilent Technologies, Inc.	Intuitive Surgical, Inc.
Bio-Rad Laboratories, Inc.	MEDNAX, Inc.
Bruker Corporation	Patterson Companies, Inc.
C.R. Bard, Inc.	PerkinElmer, Inc.
The Cooper Companies, Inc.	Quest Diagnostics Incorporated
DENTSPLY SIRONA Inc.	STERIS plc
Edwards Life Sciences Corporation	Teleflex Incorporated
Halyard Health, Inc.	Varian Medical Systems, Inc.
Hologic, Inc.	Waters Corporation

(1)
In comparison to the FY2016 Compensation Peer Group, Laboratory Corporation of America Holdings and St. Jude Medical, Inc. were removed due to merger and acquisition activity.  Agilent Technologies, Inc. and Bio-Rad Laboratories were added to the Compensation Peer Group to maintain an appropriate sample size and insulate the Compensation Peer Group from any potential additional M&A activity.

In addition to Compensation Peer Group data, the Committee considers size-relevant survey data from a broad sample of companies from the life sciences industry and general industry.  The purpose of the survey data is to provide an additional market reference point to assist the Committee in making compensation decisions.

Links Between Executive Compensation and Company Performance

Overall, the Committee believes the Company’s compensation policies and programs are effective, market-appropriate, and in line with shareholder expectations.

The key components of our compensation program that link compensation and performance are as follows:

•	Executive compensation is comprised of (1) base salary, (2) variable cash incentive awards and (3) long-term, equity-based incentive awards.

•
As an initial starting point and market check, the Committee assesses executive compensation at the 50th percentile of compensation opportunity provided by our Compensation Peer Group but makes individual pay decisions based on multiple factors, including Company and individual performance.

•
Our variable incentive awards are based on a wide array of short-term and long-term performance metrics (e.g. revenue, adjusted EPS, free cash flow, relative TSR) which helps create a “portfolio” of incentive opportunities.  This design structure motivates behaviors that balance incentive earnings for both short-term and long-term performance.

•	As shown in the section below, the significant majority of our CEO’s compensation is performance-based and therefore at-risk.

2017 Advisory Vote

Last year’s Non-Binding Vote on Executive Compensation received support of approximately 97% of our shareholders (excluding abstentions and broker non-votes).  Based on the results of the shareholder vote, and the changes to the compensation program that were implemented for fiscal year 2016, which addressed shareholder and proxy advisory firm feedback, no significant changes to our compensation program took place in fiscal year 2017.

CEO Compensation

While the Committee works to align the pay of all of our executives with the interests of our shareholders, the Committee believes that such alignment is especially important in the case of our Chief Executive Officer, John Greisch.  Accordingly, the Committee has selected a mix of compensation opportunities for Mr. Greisch which is weighted towards annual bonus[es] and long-term equity based compensation.

Consequently, approximately 86% of Mr. Greisch’s annual target total pay opportunity is performance-based, including almost 70% derived from long-term equity based awards.  The Committee believes that it is critical that Mr. Greisch’s compensation be substantially related to shareholder return, thereby aligning his interests with those of the shareholders to enhance stockholder value.

The Committee believes that it has successfully aligned Mr. Greisch’s compensation with stockholder returns. Hill-Rom’s TSR of 79.7% over the last three fiscal years was at the 66th percentile of our peer group used by the Committee to assess and compare the Company’s TSR with the TSR of certain of our peers (the “TSR Peer Group”).  The TSR Peer Group utilized for comparing TSR under our long-term, equity-based incentive awards program includes the companies in the Compensation Peer Group as well as the companies that comprised the former Morgan Stanley Healthcare Products Index at the time it was delisted in 2015 and is described in the “Long-term Equity Based Incentive (LTI) Awards” section. Because of this strong performance, the performance share units (“PSUs”) awarded to Mr. Greisch for the fiscal year 2015 – fiscal year 2017 performance period vested on September 30, 2017 at a level of 132.9% of target achievement, again demonstrating strong pay for performance alignment in our compensation program.

2015 – 2017 Cumulative TSR
Performance vs. TSR Peer Group

ALGN 240.7%
IDXX 160.3%
MTD 135.5%
BSX 134.8%
ISRG 121.4%
TFX 120.3%
EW 119.8%
IART 116.9%
WST 113.9%
CHE 89.2%
WAT 81.4%
HRC 79.7%
Hill-Rom Performance
BDX 79.0%
SYK 77.1%
STE 61.6%
RMD 59.8%
PKI 56.1%
Peer Group Median
TMO 55.8%
HOLX 53.3%
COO 52.3%
BRKR 51.9%
A 42.7%
VAR 38.8%
CNMD 38.1%
BAX 33.8%
JNJ 33.4%
MDT 32.0%
ABT 29.1%
XRAY 27.9%
HAE 21.7%
IVC 17.9%
ZBH 14.9%
-22.9% MD

Components of CEO Compensation

The components of Mr. Greisch’s pay are as follows:

•	Base salary in 2017 of $1,050,000.

•
Fiscal year 2017 cash annual incentive target of 110% of base salary.  An actual award of $981,750, as further explained on page 33, was paid out at a level of 85% of his target award.  As discussed later, the Committee may modify an NEO’s annual cash incentive award based on individual performance.  For Mr. Greisch, the Committee chose not to modify his annual cash incentive award.

•
A fiscal year 2017 long-term, equity-based incentive award with target value of $5,250,000, comprised of 50% PSUs, 25% stock options, and 25% restricted stock units (“RSUs”). This total long-term, equity-based award was determined by multiplying Mr. Greisch’s base compensation in fiscal year 2017 by his target award of 500% of base salary.

•
An increase to Mr. Greisch’s 2017 base salary and long-term, equity-based incentive award target was made by the Committee to ensure continued alignment of Mr. Greisch’s compensation with the external market and shareholder interests.

•	In fiscal year 2018, the Committee increased Mr. Greisch’s base salary to $1,085,000 based on strong individual and Company performance in fiscal year 2017.

•	As shown in the section below, the significant majority of our CEO’s compensation is performance-based and therefore at-risk.

Performance-Based Pay

The Committee believes it is important to ensure that a meaningful portion of Mr. Greisch’s compensation is performance-based.  In fiscal year 2017, the majority of Mr. Greisch’s target total compensation was in the form of an annual cash incentive and long-term, equity-based incentives. In fiscal year 2017 Mr. Greisch’s annual cash incentive comprised 15% of his target total compensation.  Along with 71% long-term, equity-based compensation at target, 86% of Mr. Greisch’s fiscal year 2017 total compensation target was at risk.

The chart below details Mr. Greisch’s target performance-based total compensation for fiscal year 2017.

Total Percentage of Fiscal Year 2017 Target Compensation that is Performance-Based: 86%

Key Governance Features Relating to Executive Compensation

The Board has instituted a number of corporate governance features related to executive compensation, which are highlighted below and described more fully on pages 31 through 38 of this proxy statement.

What We Do	What We Don’t Do
We require significant stock ownership, including 6X base salary for our CEO, ensuring that executives are invested in Hill-Rom’s long-term success	We don’t re-price stock options or buy-back equity grants
We engage a fully independent compensation consultant	We don’t provide for single-trigger change in control in executive employment agreements
We have a 24-month clawback policy in place in the event of executive misconduct resulting in a material restatement in our financial statements	We don’t provide gross-ups for 280G excise taxes related to change in control agreements
Our executives have at-will employment agreements	We don’t allow executives to hedge or pledge their Hill-Rom stock under any circumstances
Our incentive plans include a cap on payout opportunities. This mitigates against the possibility of excessively high earning potential that could motivate inappropriate behavior.
We annually make awards of incentives that are tied to stock price performance.  The overlay of these awards helps mitigate the possibility of behaviors that would enhance incentive earnings in one year at the expense of future performance results.

We grant half of our LTI awards in the form of PSUs which have specific performance goals over a 3-year performance period

Elements of Executive Compensation

The major components of Hill-Rom’s executive officer compensation program are summarized below:

Element	Purpose	Key Characteristics
Base Salary	Reflects each executive’s base level of responsibility, qualifications and contributions to the Company	Fixed compensation that is reviewed and, if appropriate, adjusted annually
Variable Annual Cash Incentive	Motivates our executives to achieve annual company objectives that the Board believes will drive long-term growth in shareholder value
This annual cash bonus is earned by achieving designated levels of operating cash flow, revenue and adjusted EPS; payouts may be adjusted for individual performance (in each case, as permitted under the STIC Plan (as later defined in this proxy statement))

Element	Purpose	Key Characteristics
Long-term, Equity-based Incentive – PSU Award	Motivates our executives by directly linking their compensation to the value of our stock relative to our peer group	For fiscal year 2017, the ultimate number of units earned at the end of the three-year performance period is based on free-cash flow, as adjusted by our TSR performance relative to the TSR Peer Group
Long-term, Equity-based Incentive – RSU Award	Motivates our executives by tying compensation to long-term stock appreciation; additionally, the time-vesting nature of the awards helps enable executive retention	Long-term restricted stock units vest on a three-year cliff basis (other than certain sign-on awards for newly-hired or newly-promoted executives)
Long-term, Equity-based Incentive - Stock Options	Motivates our executives by linking their compensation to appreciation in our stock price	Stock options vest 25% per year over a four-year period

Base Salary

Hill-Rom provides senior management a base salary that is competitive at a level consistent with their positions, skill levels, experience, and knowledge.  Base salary is intended to aid in the attraction and retention of talent in a competitive market and is targeted at the market median, although actual salaries may be higher or lower as a result of various factors, including those given above as well as individual performance, internal pay equity within Hill-Rom, length of service with Hill-Rom and the degree of difficulty in replacing the individual. The base salaries of senior management are reviewed by the Committee on an annual basis, as well as at the time of promotion or significant changes in responsibility.  The independent compensation consultant provides the Committee with benchmark data as part of the review process.  For fiscal year 2017, the Committee granted the following increases which reflect its assessment of each of the NEO’s performance during the preceding year, as well as the consideration of market benchmarking for similarly placed executives:

Name	2016 Base Salary	2017 Base Salary	2017 Base Salary Increase
John J. Greisch	$1,030,000	$1,050,000	1.94%
Steven J. Strobel	$489,000	$504,000	3.07%
Alton E. Shader	$464,000	$478,000	3.02%
Carlos Alonso Marum	$453,000	$467,000	3.09%
Deborah M. Rasin	$450,000	$464,000	3.11%

Fiscal Year 2018 Changes to Base Salary.  Based on a review of the competitive market and individual performance, the Committee approved a salary increase for Mr. Greisch of 3.33% increasing his salary to $1,085,000.  The Committee approved salary increases of approximately 3% for each of Messrs. Strobel, Shader and Alonso and Ms. Rasin, increasing their base salaries to $519,000, $492,000, $481,000, and $478,000, respectively.

Annual Cash Incentives

Overview.  All NEOs participate in the annual cash incentive plan (the “Cash Incentive Plan”), which is designed to comply with the requirements of Section 162(m) of the Internal Revenue Code of 1986 for performance-based compensation.  The Cash Incentive Plan provides for a maximum award equal to 2.0% of our EBITDA (as adjusted pursuant to the terms of the Cash Incentive Plan) for our CEO and 1.0% for each other NEO.  However, in determining actual awards made under the Cash Incentive Plan, the Committee has the discretion to, and has in the past, paid actual awards which are lower than the maximum awards.  The Committee exercises this negative discretion by reference to the Company-wide Short-Term Incentive Compensation Plan (the “STIC Plan”), which is discussed herein.  The objective of the STIC Plan is to align the annual cash compensation of an executive to the annual performance of the Company on key financial metrics.

Each NEO receives a target award that is adjusted upwards or downwards based on achieving Company-wide financial performance targets and individual performance targets.

STIC Plan Payment Calculation.   The STIC Plan payment to any individual is calculated by multiplying (a) base salary by (b) STIC Plan target opportunity by (c) STIC Plan Funding Percentage (as defined hereinafter) by (d) the Individual Performance Modifier (the “Individual Performance Modifier”).

STIC Plan Funding Percentage.  Under the terms of the STIC Plan, the Committee establishes a STIC Plan pool each year that is funded based upon the achievement of pre-established performance objectives.  The STIC Plan pool is funded at between 0% and 150% of aggregate target opportunities (the “STIC Plan Funding Percentage”).

Individual Performance Modifier.  Under the terms of the STIC Plan, the Committee may apply a modifier to an executive’s award based on the achievement of individual performance objectives.  To evaluate individual performance, individual goals are set each year for each NEO. These include shared financial and strategic objectives as well as objectives that are directly related to each NEO’s specific business function. Except with respect to his own performance, this assessment is based on our CEO’s recommendation to the Committee on how well the NEO performed his or her job, based on both qualitative and quantitative results. There is no specific weight given to any one individual goal or objective. This evaluation of the impact of the individual contributions on actual compensation is not a formula-based process resulting in a quantifiable amount of impact, but rather involves the exercise of discretion and judgment. This enables the Committee to differentiate among NEOs and emphasize the link between personal performance and compensation.  The Individual Performance Modifier is assigned between 0% and 150% of the NEO’s funded STIC award.

For fiscal year 2017, the targets and achievements (in millions, except per share data) were as follows:

Fiscal Year 2017 STIC Plan Targets and Achievement Calculation ($ in Millions except EPS)
	Threshold	Target	Maximum	Weight	Achieved	Achievement
STIC Revenue(1)	$2,469	$2,743	$3,017	25%	$2,681	24%
STIC Adjusted EPS(2)	$3.23	$3.80	$4.37	50%	$3.64	48%
STIC Free Cash Flow(3)	$184	$217	$250	25%	$229	27%
Percentage Payout	50%	100%	150%
STIC Plan Funding Percentage						99%
STIC Plan Funding Percentage After Adjustment (4)						85%
(1) Revenue as reported to investors was $2,744 million versus a STIC revenue of $2,681.  The difference between the reported numbers and the numbers used to calculate STIC relates to acquisition and divestiture activities and the impact of fluctuations in foreign exchange rates.
(2) Adjusted EPS as reported to investors was $3.86 versus a STIC Adjusted EPS of $3.64.  Adjusted EPS as reported to investors excludes the impact of strategic developments, acquisition and integration costs, special charges or other unusual events. The difference between the Adjusted EPS and STIC Adjusted EPS relates to the exclusion for STIC Adjusted EPS of the benefit realized from accounting changes and additional acquisition / divestiture activities.
(3) Free Cash Flow as reported to investors was $214 million versus STIC Free Cash Flow of $229 million.  The differences between the reported numbers and the numbers used to calculate STIC relates to the cash flow impact of special items and the impact of the Mortara acquisition.
(4) Following the completion of fiscal year 2017, the Committee reviewed the adjusted financial performance of Hill-Rom against the predetermined financial targets and determined that based on the Company’s performance in fiscal year 2017, the Committee would exercise its negative discretion and set the aggregate STIC Plan Funding Percentage at 85%.

The objectives are set with the intention that the relative level of difficulty in achieving the targets is consistent from year to year.  In addition, in order to encourage management to take actions in the best interests of Hill-Rom, the Committee has the discretion to exclude nonrecurring special charges and amounts from the calculation of these targets.  Further, the Committee considers the broader performance of the business to determine whether negative discretion should be applied to the financial performance of the STIC Plan Funding Percentage outlined above. Following the completion of fiscal year 2017, the Committee reviewed the adjusted financial performance of Hill-Rom against the predetermined financial targets and determined that based on the Company’s performance in fiscal year 2017, the Committee would exercise its negative discretion and set the aggregate STIC Plan Funding Percentage at 85%, demonstrating significant pay for performance alignment.

STIC Target Opportunity and Fiscal Year 2017 Payouts. The following chart shows the fiscal year 2017 STIC Plan Target Opportunity and fiscal year 2017 STIC Plan Payout for each NEO.  The payouts reflect the Company performance of 85% of target plus the application of any Individual Performance Modifiers awarded.

Name	Fiscal Year 2017 Base Salary	Fiscal Year 2017 STIC Plan Target Opportunity as a % of Base Salary	Fiscal Year 2017 STIC Plan Target Opportunity	Fiscal Year 2017 STIC Plan Payout
John J. Greisch	$ 1,050,000	110%	$ 1,155,000	$ 981,750
Steven J. Strobel	$ 504,000	75%	$ 378,000	$ 321,300
Alton E. Shader	$ 478,000	70%	$ 334,600	$ 284,410
Carlos Alonso Marum	$ 467,000	70%	$ 326,900	$ 333,438
Deborah M. Rasin	$ 464,000	60%	$ 278,400	$ 236,640

Fiscal Year 2018 Changes to STIC Plan Design and Target Opportunity.  The Committee changed the weighting of STIC Plan measures such that Revenue will be weighted 50% of the total award opportunity and Adjusted EPS will be weighted 25% of the total award opportunity.  No change was made to the Free Cash Flow measure weighting.  The Committee confirmed that the Fiscal Year 2017 STIC Plan Target Opportunities remain appropriate for all NEOs for Fiscal Year 2018.

Long-Term Equity Based Incentive (LTI) Awards

Overview:  Hill-Rom’s Stock Incentive Plan provides for the opportunity to grant stock options, restricted stock units (“RSUs”), PSUs and other equity-based incentive awards to officers, other key employees and non-employee directors to help align those individuals’ interests with those of shareholders, to help motivate executives to make sound strategic long-term decisions, and to better enable Hill-Rom to attract and retain capable directors and executives.

Hill-Rom’s LTI program provides a portfolio approach to long-term incentives by providing:

•	Awards targeted to align with competitive market levels;

•	Payouts that correlate high performance with increased payouts and low performance with reduced payouts;

•	A mix of awards representative of typical market practice; and

•	Awards that support internal equity among Hill-Rom’s executives.

In addition, the Committee considers the Stock Incentive Plan share usage rate, compensation expense, number of plan participants and potential aggregate target awards for participants when determining target award levels and the mix of long-term incentive awards.

Target LTI Opportunity for Fiscal Year 2017 Awards.   The following chart shows the fiscal year 2017 LTI Plan Target Opportunity and fiscal year 2017 LTI Plan award for each NEO.

Name	Fiscal Year 2017 Base Salary	Fiscal Year 2017 Target LTI Opportunity (as a % of Base Salary)	Fiscal Year 2017 Target LTI Award	2017 Actual LTI Award*	PSUs Granted (50%)	RSUs Granted (25%)	Stock Options Granted (25%)
John J. Greisch	$ 1,050,000	500%	$ 5,250,000	$ 5,250,000	46,085	23,043	83,334
Steven J. Strobel	$ 504,000	250%	$ 1,260,000	$ 1,260,000	11,061	5,531	20,000
Alton E. Shader	$ 478,000	175%	$ 836,500	$ 1,003,800	8,812	4,406	15,934
Carlos Alonso Marum	$ 467,000	175%	$ 817,250	$ 898,975	7,892	3,946	14,270
Deborah M. Rasin	$ 464,000	175%	$ 812,000	$ 812,000	7,128	3,564	12,889
* Dollar values shown under this column differ from the expense-based values shown in the Summary Compensation Table and Grants of Plan Based Awards Table.  See “Calculation of shares” within the narrative below.

Stock Options.  In fiscal year 2017, a stock option grant was made to each of the NEOs equal to 25% of the target long-term equity award opportunity.  Stock options vest in four equal annual installments.

RSUs.  In fiscal year 2017, an RSU grant was made to each of the NEOs equal to 25% of the target long-term equity award opportunity.  RSUs vest on a three-year cliff basis.

PSUs.  In fiscal year 2017, a PSU grant was made to each of the NEOs equal to 50% of the target long-term equity award opportunity.  These awards provide the opportunity to earn a predefined number of shares based on achievement of performance objectives during a three-year performance period.  The number of units earned can vary from no payout for below threshold performance to 225% of target for maximum performance.

Calculation of shares.  The dollar value of an LTI award at grant is converted to RSUs and PSUs based on the average closing price of Hill-Rom stock over a period of the 20 business days prior to the grant date.  A binomial stock option valuation model is used to calculate the number of stock options awarded.

For the PSU awards granted in fiscal year 2015, vesting was based on a one-year Adjusted Free Cash Flow measure modified by relative TSR over a three-year period, in each case, subject to a minimum percentage payout of 0% of target for below threshold performance, and a maximum percentage payout of 150% of target for maximum performance (or a total of 225% of target for maximum performance of both Adjusted Free Cash Flow and relative TSR).

•
From October 1, 2014 to September 30, 2015, Adjusted Free Cash Flow achieved $135 million compared to a target performance of $132 million.  Accordingly, the fiscal year 2015 Free Cash Flow measure resulted in a 101.3% achievement of target units against the plan.

•
From October 1, 2014 to September 30, 2017, holders of Hill-Rom’s common stock achieved a TSR at the 66th percentile of the TSR Peer Group, compared to a target performance of the 50th percentile.  Accordingly, the TSR modifier resulted in achievement of 131.2% of the performance target.

•
The Adjusted Free Cash Flow performance of 101.3% was modified by the TSR performance of 131.2% resulting in an overall payout of 132.9% of the target award amount. Accordingly, fiscal year 2015 PSU grants vested on September 30, 2017 at a level of 132.9% of the target award amount, again demonstrating pay for performance alignment in our compensation program.

Fiscal Year 2015 – 2017 Performance Share Unit Program

Measure	Threshold	Target	Maximum	Achieved	% of Measure Target	% of Target Payout
Free Cash Flow*	$112M	$132M	$152M	$135M	101.3%	132.9%
Relative TSR	0 - 25%	50%	75%	65.6%	131.2%
Percentage Payout	50%	100%	150%
* The fiscal year 2015 – 2017 Free Cash Flow measure’s performance was determined on September 30, 2015 and Relative TSR was determined on September 30, 2017.  Free Cash Flow as reported to investors was $93 million versus PSU Free Cash Flow of $135 million.  The differences between the reported numbers and the numbers used to calculate the PSU Free Cash Flow relates to the impact of acquisition and integration costs, special charges, legislative changes and other unusual events.

Under the fiscal year 2015 – fiscal year 2017 PSU program, Mr. Greisch earned 67,946 shares of stock, Mr. Strobel earned 16,139 shares of stock, Mr. Shader earned 13,067 shares of stock, and Mr. Alonso earned 3,716 shares of stock.  Ms. Rasin was not employed by the Company at the time the fiscal year 2015 PSU award was granted.

The PSUs granted in fiscal year 2016 also vest based on a one-year Free Cash Flow measure modified by TSR over a three-year period.  Beginning with the fiscal year 2017 PSU award, the one-year Free Cash Flow measure was replaced by a three-year Free Cash Flow measure.  This change means that payouts are subject to reduction to zero for the full three-year performance period.

The TSR Peer Group used for the PSUs granted in fiscal year 2017 includes the companies in the Compensation Peer Group as well as the companies that comprised the former Morgan Stanley Healthcare Products Index at the time it was delisted in 2015 with the exception of three companies impacted by merger and acquisition activities:  Heartware International (which was acquired by Medtronic), Sirona Dental Systems (which merged with Dentsply) and Thoratic (which was acquired by St. Jude Medical). To supplement this group with additional peers to establish a larger sample size, eight companies were added.  These companies all have similar revenue, market value and industry as Hill-Rom.

Relative TSR Peer Group
Companies in Compensation Peer Group	Additional Companies
Agilent Technologies, Inc.	Abbott Laboratories
Bio-Rad Laboratories, Inc.	Align Technology, Inc.
Bruker Corporation	Baxter International Inc.
C.R. Bard, Inc.	Becton, Dickinson and Company
The Cooper Companies, Inc.	Boston Scientific Corporation
DENTSPLY SIRONA Inc.	Cantel Medical Corp *
Edwards Life Sciences Corporation	Charles River Laboratories International, Inc*
Halyard Health, Inc.	Danaher Corp. *
Hologic, Inc.	Haemonetics Corporation
Intuitive Surgical, Inc.	IDEXX Laboratories, Inc. *
MEDNAX, Inc.	Illumina Inc. *
Patterson Companies, Inc.	Integra LifeSciences Holdings Corporation *
PerkinElmer, Inc.	Johnson & Johnson
Quest Diagnostics Incorporated	Massimo Corporation *
St. Jude Medical, Inc.	Medtronic plc
STERIS plc	Mettler-Toledo International Inc.
Teleflex Incorporated	ResMed Inc.
Varian Medical Systems, Inc.	Stryker Corporation
Waters Corporation	Thermo Fisher Scientific Inc.
West Pharmaceutical Services, Inc. *
Zimmer Biomet Holdings, Inc.
* New addition to the Relative TSR Peer Group.

Fiscal Year 2018 Changes to LTI Target Opportunity:  The Committee confirmed that the fiscal year 2017 LTI Target Opportunities remain appropriate for all NEOs in fiscal year 2018 except for Mr. Shader whose target increased from 175% to 200% of base salary, based on the results of compensation benchmarking performed by the Committee’s independent compensation consultant.

Share Ownership Guidelines.  In order to align the interests of executives to the long-term performance of the Company, executive officers are required to own a certain amount of Hill-Rom stock within five years of joining the Company.  The ownership requirements are as follows:

Stock Ownership Guidelines
Executive Officer	Multiple of Annual Salary
CEO	6x
CFO	3x
Senior Vice President	2x
Vice President who (1) reports to the CEO, or (2) is a Section 16 reporting officer	1x

Shares owned outright and unvested RSUs count toward the required ownership level.  This requirement, like the Executive Compensation Recoupment Policy discussed below, helps ensure long-term focus and appropriate levels of risk-taking by executive officers.  Messrs. Greisch and Shader and Ms. Rasin have achieved their required ownership levels, and Messrs. Strobel and Alonso (who are both on track to meet the required ownership level) have not been with the Company for more than five years, and therefore are not required to meet these guidelines until such NEOs’ respective five-year anniversaries with the Company.

Hill-Rom’s Executive Compensation Recoupment Policy.  Under our Executive Compensation Recoupment Policy, the Committee can recoup from executive officers all performance-based compensation and any trading profits on trades in Hill-Rom securities received during the prior 24 months in the event there is a material restatement of financial results due to misconduct of the executive officer from whom recoupment is sought. The Executive Compensation Recoupment Policy gives the Committee discretion to determine whether and to what extent to seek recoupment based on specific facts and circumstances.

Timing of Equity Grants.  We generally make all equity grants to our executives on an annual basis (except in the case of a new hire or promotion), and these grants have historically been made at our November Board meeting.

Anti-Hedging/Anti-Pledging Policy.  Hill-Rom has adopted an insider trading policy which incorporates anti-hedging and anti-pledging provisions.  Consequently, no officer or director may enter into a hedge or pledge of Hill-Rom stock.

Re-pricing and Buybacks.  With respect to each of our NEOs, Hill-Rom does not re-price options, nor does it buy back shares (other than shares acquired by the Company at fair market value to cover tax withholding and option exercise).

Retirement and Change in Control Agreements

Overview.  Hill-Rom believes that it is in the best interests of the Company and its shareholders to have the unbiased dedication of its executives, without the distractions of personal uncertainties such as retirement or a change in control.  Hill-Rom has designed its senior management retirement and other post-employment benefit programs to reduce such distractions and align to competitive practices of other comparable companies.

Retirement Guidelines for Executives.  With respect to executives hired before August 1, 2016, those who are at least 55 years of age and with 5 years’ length of service are eligible to receive certain benefits under Hill-Rom’s Stock Incentive Plan.  With respect to executives hired on or after August 1, 2016, those who are at least 55 years of age and with 10 years’ length of service are eligible to receive certain benefits under Hill-Rom’s Stock Incentive Plan.  These guidelines are incorporated into each individual equity award agreement and have been approved by the Committee.  The following is allowed upon retirement:

•	accelerated vesting of outstanding time-based RSUs and stock options which have been held for at least one year prior to retirement;

•	accelerated vesting on a pro-rata basis of outstanding time-based RSUs and stock options which have been granted during the year of retirement;

•	vesting of outstanding PSUs which have been held for at least one year prior to retirement, based on achievement of performance objectives during the full performance period;

•	pro-rata vesting of outstanding PSUs which have been granted during the year of retirement, based on achievement of performance objectives during the full performance period; and

•	an extension of three years of the time to exercise eligible outstanding stock options.

Supplemental Executive Retirement Plan.  The Supplemental Executive Retirement Plan (the “SERP”) provides additional retirement benefits to certain employees selected by the Committee whose retirement benefits under our pension plan or 401(k) plan are reduced, curtailed or otherwise limited as a result of certain limitations under the Internal Revenue Code of 1986.

Change in Control Agreements.  Hill-Rom has a change in control agreement in place with each NEO.  These change in control agreements are of the form commonly referred to as “double-trigger” agreements, in that they are triggered only in the event that an executive is terminated in connection with a change in control, not merely if a change in control occurs.  Moreover, they do not contain any 280G gross-up provisions.  They are intended to encourage continued employment by Hill-Rom of its key management personnel and to allow such personnel to be in a position to provide assessment and advice to the Board regarding any proposed change in control without concern that such personnel might be unduly distracted by the uncertainties and risks created by the proposed transaction.  For information on the potential payments to executives on a change in control, see “Potential Payments Upon Termination or Change in Control” on page 45.

Other Personal Benefits

In addition to the elements of compensation discussed above, we also provide senior level management with various other benefits in order to remain competitive with the market, in attracting and retaining qualified executives.  Hill-Rom believes that these benefits are in-line with the market, are reasonable in nature, are not excessive and are in the best interest of Hill-Rom and its shareholders.  None of our NEOs receive any excise tax or perquisite tax gross-ups, other than for reasonable relocation costs and housing allowance, as applicable.

Employment Agreements

We have entered into an employment agreement with each of our NEOs.  We believe that it is appropriate for our senior executive officers to have employment agreements because they provide certain contractual protections to us that we might not otherwise have, including provisions relating to non-competition with us, non-solicitation of our employees and confidentiality of our proprietary information.  Additionally, we believe that employment agreements are a useful tool in recruiting and retention of senior level employees.  The current employment agreements set forth the basic duties of the senior executive officers and provide that each senior executive officer is entitled to receive, in addition to base salary, incentive compensation payable at our discretion and such additional compensation, benefits and perquisites as we may deem appropriate.  The employment agreements are terminable by either us or the executive officer “without cause” on sixty (60) days’ written notice, or if terminated by us, pay in lieu of notice, and are terminable at any time by us for cause, as defined in each employment agreement. See “Potential Payments Upon Termination or Change in Control” on page 45 for further information regarding payments due upon termination. The employment agreements also contain non-competition and non-solicitation agreements of the senior executive officers, which continue generally for a period of eighteen to twenty-four months after the termination of the senior executive officer’s employment.

Risk Assessment of Compensation Policies and Practices

Assisted by its independent compensation consultant, the Committee reviewed our material compensation policies and practices applicable to our employees and executive officers.  The Committee concluded that these policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company.  Key features of the compensation program supporting this conclusion include:

•	appropriate pay philosophy, peer group and market positioning,

•	effective balance in cash and equity mix, short and long-term focus, corporate, business unit and individual performance focus and financial and non-financial performance measurement and discretion,

•	elements of the compensation program designed to avoid excessive risk-taking, and

•	meaningful risk mitigants, such as the stock ownership guidelines and executive compensation recoupment policies.

Summary Compensation Table

The following tables and notes set forth compensation information for the fiscal years ended September 30, 2017, 2016, and 2015 for our NEOs.

						Non-Equity
Name and				Stock	Option	Incentive Plan	All Other
Principal Position	Year	Salary (1)	Bonus	Awards (2)	Awards (3)	Comp. (4)	Comp. (5)	Total

JOHN J. GREISCH	2017	$1,047,692	None	$3,816,095	$1,251,677	$981,750	$238,363	$7,335,577
President and Chief Executive Officer,	2016	$1,065,000	None	$3,550,162	$1,197,776	$1,156,793	$228,353	$7,198,084
Member of the Board of Directors	2015	$994,615	None	$5,778,430	$1,148,314	$1,123,100	$207,236	$9,251,695

STEVEN J. STROBEL	2017	$502,269	None	$915,933	$300,400	$321,300	$80,185	$2,120,087
Senior Vice President and	2016	$505,654	None	$718,584	$242,435	$449,342	$80,337	$1,966,352
Chief Financial Officer	2015	$420,192	None	$853,493	$272,725	$263,880	$75,912	$1,886,202

ALTON E. SHADER	2017	$476,385	None	$729,678	$239,329	$284,410	$222,463	$1,952,265
Senior Vice President and	2016	$479,692	None	$648,199	$218,671	$464,269	$229,088	$2,039,920
President, Front Line Care	2015	$431,191	None	$1,203,848	$220,832	$402,019	$84,276	$2,342,166

CARLOS ALONSO MARUM (6)	2017	$465,385	None	$653,497	$214,335	$333,438	$86,005	$1,752,660
Senior Vice President and	2016	$468,423	None	$575,274	$194,086	$323,759	$119,158	$1,680,700
President, International	2015	$194,615	$100,000	$206,708	$71,261	$146,465	$33,703	$752,752

DEBORAH M. RASIN (7)(8)	2017	$462,385	$None	$590,234	$193,593	$236,640	$70,673	$1,553,524
Senior Vice President,	2016	$337,500	$750,000	$1,367,532	$196,885	$217,090	$142,995	$3,012,002
Chief Legal Officer and Secretary

(1)
Reflects salary paid within each of the three fiscal years.  Fiscal year 2017 appears lower than fiscal year 2016 salary because fiscal year 2016 salary included an additional pay period based on the timing of the payroll calendar.

(2)
The amounts in this column represent the grant date fair value of time-based RSUs granted during the applicable fiscal year, excluding a reduction for risk of forfeiture. Also included is the grant date fair value of PSUs granted during each of fiscal years 2017, 2016 and 2015 to certain officers based upon the target achievement of the performance conditions as of the grant date as more fully described in the footnotes to the Grants of Plan-Based Awards Table. These grant date fair values were based on the methodology set forth in Notes 1 and 7 to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended September 30, 2017. The table below provides further information regarding the components of the stock awards granted during fiscal year 2017.

(3)
The amounts in this column represent the grant date fair value of time-based stock options granted during the applicable fiscal years, excluding the reduction for risk of forfeiture. These grant date fair values were based on the methodology set forth in Notes 1 and 7 to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended September 30, 2017.

(4)	The amounts in this column represent cash awards earned for the applicable fiscal year and paid in the subsequent fiscal year, under our 162(m) Incentive Plan.

(5)	Please refer to the “All Other Compensation” table below for further information.

(6)	Mr. Alonso was elected Senior Vice President, President International effective April 2015.

(7)
In 2016, Ms. Rasin received a one-time sign-on award comprised of cash and RSUs upon commencement of her employment to compensate her for the bonus and unvested equity opportunities foregone at her previous employer upon joining Hill-Rom.  Starting in January of 2016, amounts shown are on a pro rata basis.

(8)	Ms. Rasin was elected Senior Vice President, Chief Legal Officer and Corporate Secretary effective January 1, 2016.

All Other Compensation for Fiscal Year 2017

Company Contributions
Name	401(k) (a)	Supplemental 401(k) (a)	Relocation and Housing Costs (b)	Gross-up on Relocation and Housing (b)	Health & Welfare Benefits	Total All Other Compensation
Mr. Greisch	$ 18,900	$ 200,641	$ 0	$ 0	$ 18,822	$ 238,363
Mr. Strobel	$ 18,900	$ 42,469	$ 0	$ 0	$ 18,816	$ 80,185
Mr. Shader	$ 18,900	$ 37,655	$ 90,000	$ 56,066	$ 19,842	$ 222,463
Mr. Alonso Marum	$ 18,900	$ 36,343	$ 750	$ 662	$ 29,350	$ 86,005
Ms. Rasin	$ 19,062	$ 32,764	$ 0	$ 0	$ 18,847	$ 70,673

(a)
Amounts represent Company contributions to the NEO’s accounts in the applicable plans: 401(k) Savings Plan and Supplemental Executive Retirement Plan (SERP) excluding the reduction for forfeiture of non-vested contributions.

(b)
Represents (i) amounts Mr. Shader was reimbursed by the Company for his housing during fiscal year 2017 related to his relocation to Skaneateles, NY to serve as SVP, President Front Line Care after the Welch Allyn acquisition and (ii) amounts incurred for tax return filing assistance related to Mr. Alonso’s relocation from Barcelona, Spain to Chicago, IL to serve as SVP, President International.

Grants of Plan-Based Awards for Fiscal Year Ended September 30, 2017

The following table summarizes the grants of plan-based awards to each of the NEOs for the fiscal year ended September 30, 2017. All equity awards granted during fiscal year 2017 were granted under our Stock Incentive Plan.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)				Estimated Future Payouts Under Equity Incentive Plan Awards (2)
Name	Grant Date	Actual Amount 2017	Min.	Target	Max.	Min.	Target	Max.	All Other Stock Awards: Number of Shares or Stock Units (3)	Exercise or Base Price of Option Awards (4)	Grant Date Fair Value of Stock and Option Awards (5)

John J. Greisch	n.a.	$981,750	-	$1,155,000	$2,598,750
	11/14/2016					-	46,085	103,691			$2,578,456
	11/14/2016								23,043		$1,237,640
	11/14/2016								83,334	$53.70	$1,251,677

Steven J. Strobel	n.a.	$321,300	-	$378,000	$850,500
	11/14/2016					-	11,061	24,887			$618,863
	11/14/2016								5,531		$297,070
	11/14/2016								20,000	$53.70	$300,400

Alton E. Shader	n.a.	$284,410	-	$334,600	$752,850
	11/14/2016					-	8,812	19,827			$493,031
	11/14/2016								4,406		$236,646
	11/14/2016								15,934	$53.70	$239,329

Carlos Alonso Marum	n.a.	$333,438	-	$326,900	$735,525
	11/14/2016					-	7,892	17,757			$441,557
	11/14/2016								3,964		$211,940
	11/14/2016								14,270	$53.70	$214,335

Deborah M. Rasin	n.a.	$236,640	-	$278,400	$626,400
	11/14/2016					-	7,128	16,038			$398,812
	11/14/2016								3,564		$191,422
	11/14/2016								12,889	$53,70	$193,593

1)
Amounts represent actual and the potential cash awards that could be paid under our Section 162(m) Incentive Plan, assuming the Committee exercises its negative discretion by reference to our STIC Plan.

2)
The amounts under the “Target” column reflect the number of PSUs granted to the NEOs on November 14, 2016. They represent the amount of shares the NEOs will receive if the target performance goals are met during the three-year performance period. Achievement of performance in excess of target goals will result in additional shares being received by the NEOs, up to the amounts in the “Maximum” column. Refer to the “Long-Term Equity Awards” section of the CD&A for further details.

3)
Amounts under this column represent stock options and RSU’s granted to our NEOs during fiscal year 2017. The exercise price for these stock options is the fair market value of our common stock on the grant date, as described in Footnote 4 below.

4)	The average of the high and low selling prices of our common stock on the NYSE on the grant date.

5)
The grant date fair values of stock and option awards granted to our NEOs are based on the methodology set forth in Notes 1 and 7 to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended September 30, 2017.

Outstanding Equity Awards at September 30, 2017

The following table summarizes the number and terms of stock options, deferred stock shares and PSUs outstanding for each of the NEOs as of September 30, 2017.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options	Number of Securities Underlying Unexercised Options Unexcercisable	Option Grant Date (1)	Option Exercise Price	Option Expiration Date	Grant Date	Number of Shares or Units of Stock That Have Not Vested (2)	Market Value of Shares or Units of Stock That Have Not Vested (3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (3)
John J. Greisch	147,679		11/16/2010	$38.81	11/16/2020
	189,162		11/29/2011	$30.63	11/29/2021
	120,383		11/13/2012	$26.94	11/13/2022
	60,597	20,200	11/18/2013	$41.53	11/18/2023
						12/12/2013	26,305	$1,946,572
	44,821	44,821	11/17/2014	$44.93	11/17/2024	11/17/2014	26,493	$1,960,518
	21,132	63,397	11/16/2015	$51.33	11/16/2025	11/16/2015	23,850	$1,764,870	104,861	$7,759,733
		83,334	11/14/2016	$53.70	11/14/2026	11/14/2016	23,281	$1,722,764	103,691	$7,673,153

Steven J. Strobel	10,645	10,645	11/17/2014	$44.93	11/17/2024	11/17/2014	6,293	$465,683
	4,277	12,832	11/16/2015	$51.33	11/16/2025	11/16/2015	4,828	$357,245	21,224	$1,570,595
		20,000	11/14/2016	$53.70	11/14/2026	11/14/2016	5,588	$413,514	24,887	$1,841,657

Alton E. Shader	3,988		7/11/2011	$45.91	7/11/2021
	5,085		11/29/2011	$30.63	11/29/2021
	7,739		11/13/2012	$26.94	11/13/2022
	12,714	4,239	11/18/2013	$41.53	11/18/2023
	8,619	8,620	11/17/2014	$44.93	11/17/2024	11/17/2014	5,095	$377,026
						9/1/2015	1,998	$147,835
	3,858	11,574	11/16/2015	$51.33	11/16/2025	11/16/2015	4,355	$322,255	19,145	$1,416,749
		15,934	11/14/2016	$53.70	11/14/2026	11/14/2016	4,451	$329,406	19,827	$1,467,198

Carlos Alonso Marum	2,450	2,451	4/13/2015	$50.98	4/13/2025	4/13/2015	1,439	$106,517
	3,424	10,273	11/16/2015	$51.33	11/16/2025	11/16/2015	3,865	$285,978	16,992	$1,257,408
		14,270	11/14/2016	$53.70	11/14/2026	11/14/2016	3,987	$295,015	17,757	$1,314,018

Deborah M. Rasin	3,795	11,385	1/4/2016	$47.29	1/4/2026	1/4/2016	20,426	$1,511,500	18,736	$1,386,446
		12,889	11/14/2016	$53.70	11/14/2026	11/14/2016	3,601	$266,455	16,038	$1,186,812

(1)	Unvested stock options based solely on continued employment become exercisable in four equal annual installments beginning on the first anniversary of the date of grant.
(2)
Except for grants referenced in the table below, unvested RSUs based solely on continued employment vest one day following the third anniversary of the date of grant. The amounts include reinvested dividends.

Grant Date	Other Vesting Schedules (as of 9/30/2017)
1/4/2016	16,178 shares vest on 1/5/2018 and 4,248 shares vest on 1/5/2019
12/12/2013	Fully vest on 12/13/2018

(3)	Market value is determined by multiplying the number of unvested RSUs and/or PSUs by $74.00, the closing price per share of our common stock on September 29, 2017.
(4)
PSUs pursuant to the fiscal year 2016 – 2018 and fiscal year 2017 –2019 programs.  The number of shares shown is based on maximum performance of both the free cash flow measure and TSR modifier (total of 225% of target).

Option Exercises and Stock Vested in Fiscal Year Ended September 30, 2017

The following table summarizes the number of stock option awards exercised and the value realized upon exercise during the fiscal year ended September 30, 2017 for the NEOs, as well as the number of stock awards vested and the value realized upon vesting.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting

John J. Greisch	207,987	$ 8,722,786	116,169	$ 7,829,103
Steven J. Strobel	-	-	16,139	$ 1,190,251
Alton E. Shader	15,000	635,963	27,569	$ 1,804,745
Carlos Alonso Marum	-	-	3,716	$ 274,055
Deborah M. Rasin	-	-	-	-

Nonqualified Deferred Compensation for Fiscal Year Ended September 30, 2017

Name	Plan (1)	Executive Contributions in Fiscal Year 2017	Registrant Contributions in Fiscal Year 2017	Aggregate Earnings in Fiscal Year 2017 (2)	Aggregate Withdrawals/ Distributions in Fiscal Year 2017	Aggregate Balance at September 30, 2017 (3)

John J. Greisch	SERP	-	$ 200,641	$ 148,138	None	$ 1,734,517
Steven J. Strobel	SERP	-	$ 42,469	$ 9,969	None	$ 131,392
Alton E. Shader	SERP	-	$ 37,655	$ 26,960	None	$ 223,126
Carlos Alonso Marum	SERP	-	$ 36,343	$ 8,282	None	$ 97,052
Deborah M. Rasin	SERP	-	$ 32,764	$ 5,938	None	$ 63,374

(1)
We maintain a 401(k) Savings Plan SERP to provide additional retirement benefits to certain employees whose retirement benefits under the 401(k) Savings Plan are limited under the Internal Revenue Code of 1986.  The additional retirement benefits provided by the SERP are for certain participants chosen by the Compensation and Management Development Committee, and they may annually receive an additional benefit of a certain percentage of their Compensation for such year.  “Compensation” under the SERP means the corresponding definition of compensation under the 401(k) Savings Plan plus a percentage of a participant's eligible compensation as determined under our STIC Program.  A lump sum cash payment is available to the participant beginning on the six-month anniversary of the date of the NEO’s termination of employment (except for termination for cause, where the entire SERP is forfeited).

(2)
Amounts represent earnings on the Registrant’s SERP balances for the fiscal year. The SERP Plan’s investment approach provides for investments mirroring the employee’s investment allocation under the 401(k).

(3)
Of the amounts shown in this column related to the SERP, all of the following amounts represent Company contributions reported in the Summary Compensation Table of this proxy statement and previous proxy statements:

Name	Plan	Aggregate Contributions Reported in the Summary Compensation Table
John J. Greisch	SERP	$ 1,173,193
Steven J. Strobel	SERP	$ 118,007
Alton E. Shader	SERP	$ 129,952
Carlos Alonso Marum	SERP	$ 36,343
Deborah M. Rasin	SERP	$ 56,653

Potential Payments Upon Termination or Change in Control

Benefits Payable Upon Termination Under Employment Agreements

The following tables set forth estimates of the amounts payable to each of our NEOs upon specified termination events, based upon a hypothetical termination date of September 30, 2017.

Event	Salary & Other Cash Payments	Accelerated Vesting of Retirement Savings Plan(2)	Accelerated Vesting of Equity Based Awards(3)	Continuance of Health & Welfare Benefits(4)	Limited Outplacement Assistance	Total
John J. Greisch
Permanent Disability(1)	$1,703,858	$-	$19,341,514	$-	$-	$21,045,373
Death	$2,566,558	$-	$19,341,514	$-	$-	$21,908,072
Termination Without Cause	$3,166,558	$-	$13,033,542	$5,031	$10,000	$16,215,131
Resignation With Good Reason	$3,166,558	$-	$13,033,542	$5,031	$10,000	$16,215,131
Termination for Cause	$84,808	$-	$-	$-	$-	$84,808
Resignation Without Good Reason	$1,066,558	$-	$13,033,542	$-	$-	$14,100,100
Retirement	$1,066,558	$-	$13,033,542	$-	$-	$14,100,100

Steven J. Strobel					-
Permanent Disability(1)	$1,377,407	$56,310	$3,759,351	$-	$-	$5,193,068
Death	$1,379,700	$56,310	$3,759,351	$-	$-	$5,195,361
Termination Without Cause	$875,700	$56,310	$-	$14,982	$10,000	$956,992
Resignation With Good Reason	$875,700	$56,310	$-	$14,982	$10,000	$956,992
Termination for Cause	$50,400	$-	$-	$-	$-	$50,400
Resignation Without Good Reason	$371,700	$-	$-	$-	$-	$371,700
Retirement	$371,700	$-	$-	$-	$-	$371,700

Alton E. Shader
Permanent Disability(1)	$2,993,323	$-	$3,432,343	$-	$-	$6,425,666
Death	$1,288,210	$-	$3,432,343	$-	$-	$4,720,553
Termination Without Cause	$810,210	$-	$-	$15,028	$10,000	$835,238
Resignation With Good Reason	$810,210	$-	$-	$15,028	$10,000	$835,238
Termination for Cause	$47,800	$-	$-	$-	$-	$47,800
Resignation Without Good Reason	$332,210	$-	$-	$-	$-	$332,210
Retirement	$332,210	$-	$-	$-	$-	$332,210

Carlos Alonso Marum
Permanent Disability(1)	$1,619,755	$41,594	$2,409,358	$-	$-	$4,070,706
Death	$1,305,157	$41,594	$2,409,358	$-	$-	$3,756,109
Termination Without Cause	$838,157	$41,594	$-	$15,016	$10,000	$904,766
Resignation With Good Reason	$838,157	$41,594	$-	$15,016	$10,000	$904,766
Termination for Cause	$37,719	$-	$-	$-	$-	$37,719
Resignation Without Good Reason	$371,157	$-	$-	$-	$-	$371,157
Retirement	$371,157	$-	$-	$-	$-	$371,157

Deborah M. Rasin
Permanent Disability(1)	$2,327,023	$27,162	$3,487,365	$-	$-	$5,841,550
Death	$1,202,117	$27,162	$3,487,365	$-	$-	$4,716,644
Termination Without Cause	$738,117	$27,162	$-	$15,012	$10,000	$790,291
Resignation With Good Reason	$738,117	$27,162	$-	$15,012	$10,000	$790,291
Termination for Cause	$37,477	$-	$-	$-	$-	$37,477
Resignation Without Good Reason	$274,117	$-	$-	$-	$-	$274,117
Retirement	$274,117	$-	$-	$-	$-	$274,117

(1)
Benefits provided under our disability plans are based on various circumstances including the NEO meeting certain eligibility requirements. Our disability plans are fully insured; therefore, claim payments are reviewed and processed by our third-party insurance carrier.  The following assumptions were used to determine the salary and other cash payment amount for permanent disability: normal retirement age is based on the Social Security Normal Retirement Age Table and long-term disability benefits are based on the lesser of 60% of the NEO's monthly earnings or $15,000 per month; and a 3.9% discount rate.

(2)
The amounts indicated represent the unvested portion of Company contributions in the SERP that immediately would become vested upon death, disability termination without cause or resignation with good reason.

(3)
The amounts indicated represent the intrinsic value of all unvested non-qualified stock options that would have become immediately vested and exercisable upon permanent disability or death or the market value of all unvested RSUs and PSUs that would have vested immediately and been distributed upon permanent disability or death.  The amounts were calculated based on the closing price of our common stock of $74.00 on September 29, 2017.

(4)
Amounts represent the dollar value of the incremental cost to Hill-Rom by providing continuing health and life insurance coverage based on the individual’s selected coverage in effect immediately before the hypothetical termination.

Termination Due to Death or Permanent Disability

In the event an NEO dies or suffers a permanent disability during the term of employment, the NEO will be immediately vested in the SERP.

Termination Without Cause or Resignation with Good Reason

Upon a termination by the Company without cause or a resignation for good reason, each NEO other than the CEO is eligible to receive severance pay of then-current base salary for twelve months, and the CEO is eligible to receive severance pay of then-current base salary for twenty-four months. Each NEO will be immediately vested in the SERP. Health and similar welfare benefits will continue on substantially the same terms and conditions as at the time of the termination until the earlier of (i) the end of twelve months or (ii) such time as the NEO is eligible to be covered by comparable benefits of a subsequent employer.

Termination For Cause or Resignation Without Good Reason

Upon a termination by the Company for cause or a resignation without good reason, an NEO will not receive a severance payment.

Retirement

Current NEOs who are at least 55 years old and with five years’ length of service (or ten years’ length of service for those NEOs with effective hire dates on or after August 1, 2016) are eligible for certain retirement benefits, including the full accelerated vesting of outstanding time-based RSUs and stock options which have been held for at least one year, partial vesting of outstanding PSUs which have been held for at least one year, partial vesting of outstanding time-based RSUs and stock options which have been granted within one year of retirement and the extension of the time period for exercising stock options for a period of up to three years.  PSUs which have been held for at least one year vest based on the Company’s achievement of the performance goals during the performance period. PSUs held for less than one year vest on a pro rata basis based on the Company’s achievement of the performance goals during the performance period and the number of day employed by the employer prior to the one-year anniversary of the grant date.

Benefits Payable Under Change in Control Agreements

Based upon a hypothetical change in control date of September 30, 2017, the change in control benefits with a termination of employment would be as follows:

Name	Salary	Incentive Comp.	Continuation of Health and Welfare Benefits(1)	Vacation Benefits	Retirement Savings Plan(2)	Limited Outplacement Assistance	Acceleration of Equity Based Awards(3)	Effect of Modified Economic Cut-Back	Total

John J. Greisch	$3,150,000	$1,155,000	$15,094	$84,808	$1,046,338	$10,000	$21,597,904	$-	$27,059,145
Steven J. Strobel	$1,008,000	$378,000	$29,963	$50,400	$56,310	$10,000	$4,236,060	$-	$5,768,733
Alton E. Shader	$956,000	$334,600	$30,056	$47,800	$-	$10,000	$3,848,901	$-	$5,227,358
Carlos Alonso Marum	$934,000	$333,438	$30,031	$37,719	$41,594	$10,000	$2,779,887	$(94,005)	$4,072,664
Deborah M. Rasin	$928,000	$278,400	$30,024	$37,477	$27,162	$10,000	$3,877,750	$-	$5,188,813

(1)	Includes health and similar welfare benefits as well as life insurance benefit.

(2)
For the CEO, this represents the cash payment of an amount equal to three times the amounts accrued for the twelve months immediately prior to the termination under the SERP.  For Messrs. Strobel and Alonso, as well as Ms. Rasin, this represent the unvested portion of company contributions in the SERP that immediately would become vested upon death, disability termination without cause or termination with good reason.

(3)
The amounts indicated represent the intrinsic value of all unvested non-qualified stock options, RSUs and PSUs that would become immediately vested and exercisable upon a termination in connection with a change in control. The amounts were calculated based on the closing price of our common stock of $74.00 on September 29, 2017, adjusted, as applicable, for Section 280G limitations, and assume that the options granted were cashed out on the hypothetical change in control date.

Change in Control

In the event that a NEO other than the CEO is terminated in connection with a change in control, the NEO will receive a cash payment of two times the then-current annual base salary plus a sum equal to the amount of all accrued and unpaid vacation and business expenses; the CEO will receive a cash payment of three times the then-current annual base salary. Health and similar welfare benefits for NEOs other than the CEO will continue on substantially the same terms and conditions for twenty-four months (thirty-six months for the CEO). Life insurance benefits for NEOs other than the CEO will continue for a period of two years following the termination (three years for the CEO).

The NEO will receive a cash payment equal to the amount of short term incentive compensation which would be payable if the Company had achieved performance targets (at 100%) in effect for the year in which the termination occurred, and the NEO will receive accelerated vesting of certain equity awards. In addition to the benefits listed above, the CEO will also receive a cash payment for amounts accrued as of the date of the termination under the SERP and an additional amount equal to three times the amounts accrued for the twelve months immediately prior to the termination under the SERP.

Director Compensation

In setting non-employee director compensation, the Board considers the significant amount of time that directors expend in fulfilling their duties to Hill-Rom as well as the skill-level required for members of the Board. Our director pay package is designed to attract and retain highly-qualified, independent professionals to monitor the effectiveness of policy and decision-making both at the Board and management level, with a view to enhancing shareholder value over the long term. Our Nominating/Corporate Governance Committee generally reviews our non-employee director compensation program on an annual basis, with the assistance of the compensation consulting firm used by the Compensation and Management Development Committee. Directors who are also employees of Hill-Rom receive no additional remuneration for services as a director.

Non-Employee Director Compensation for Fiscal Year 2017

For fiscal year 2017, our non-employee directors (other than the Chair of the Board) received a quarterly cash retainer of $18,750; the Chair of the Board’s quarterly retainer was $38,750.  Committee members of the Audit Committee, Compensation and Management and Development Committee and Nominating/Corporate Governance Committee received a quarterly retainer in the amount of $3,125, $1,875 and $1,250, respectively.  Chairs of the Audit Committee, Compensation and Management and Development Committee and Nominating/Corporate Governance Committee received a quarterly retainer in the amount of $6,250, $5,000 and $3,750, respectively.  Committee members received a fee in the amount of $1,500 for each special committee meeting attended, in person or by telephone.  In addition, each non-employee director is, on the first trading day following the close of each annual meeting of the Company’s shareholders, awarded vested deferred RSUs valued at $180,000 ($220,000 in the case of the Chair of the Board).  Delivery of shares of common stock underlying these RSUs occurs on the later of one year and one day from the date of the grant or the six-month anniversary of the date that the applicable director ceases to be a member of the Board.  In fiscal year 2017 the annual grant consisted of 3,240 vested deferred RSUs for the Chair of the Board and 2,651 for each other non-employee director.  A new director may receive a pro-rata portion of the annual award representing time served during the fiscal year of during which the new director joined the Board.

Non-Employee Director Compensation for Fiscal Year 2018

Upon consultation, analysis and recommendation of the Company’s independent compensation consultant, Exequity LLP, the Nominating/Corporate Governance Committee has recommended, and the Board has agreed, that no changes are to be made to the annual cash retainer for each of our non-employee directors and Chair, and that no changes are to be made to the annual equity retainer for each of our non-employee directors and Chair.  Exequity LLP provides the Nominating/Corporate Governance Committee with benchmarking to the Company’s peer groups.

Director Compensation Table For Fiscal Year Ended September 30, 2017

Name	Fees Earned or Paid in Cash (1)	Stock Awards (2)	Option Awards	All Other Compensation (3)	Total
Rolf A. Classon	$166,000	$220,061	$-	$144	$386,205
William G. Dempsey	$83,000	$180,056	$-	$144	$263,200
Gary L. Ellis*	$-	$-	$-	$-	$-
Stacy Enxing Seng	$77,500	$180,056	$-	$144	$257,700
Mary Garrett*	$42,250	$180,056	$-	$60	$225,366
James R. Giertz	$83,000	$180,056	$-	$144	$263,200
Charles E. Golden	$79,000	$180,056	$-	$144	$259,200
William H. Kucheman	$87,500	$180,056	$-	$144	$267,700
Ronald A. Malone	$101,000	$180,056	$-	$144	$281,200
Nancy M. Schlichting*	$41,250	$180,056	$-	$60	$221,366

1)
The amounts in this column include the annual retainer and the amounts earned by each non-employee director for attending special committee meetings in person and/or by teleconference. For the Chair of each of our Audit Committee, Compensation and Management Development Committee, and Nominating/Corporate Governance Committee, the additional annual retainer is also included. For Mr. Golden, amounts include $30,000 of cash fees deferred into our RSUs.

2)
The amounts indicated represent the grant date fair value of RSUs granted to our non-employee directors during fiscal year 2017, and do not include any common stock equivalent dividends accrued on the RSUs since the grant date.  The determination of this value was based on the methodology set forth in Notes 1 and 7 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended September 30, 2017.

As of September 30, 2017, our non-employee directors owned aggregate stock awards in the following amounts (in shares): Rolf A. Classon 78,906; William G. Dempsey 13,461; Gary L. Ellis 0; Stacy Enxing Seng 9,340; Mary Garrett 2,670; James R. Giertz 28,812; Charles E. Golden 57,018; William H. Kucheman 17,875; Ronald A. Malone 37,433 and Nancy M. Schlichting 2,670.

3)
Amounts in this column represent the dollar value of the voluntary director life and accidental death and dismemberment insurance premiums paid by us during fiscal year 2017 on behalf of each director.

*	Mr. Ellis was appointed to the Board on October 5, 2017 and did not receive compensation during fiscal year 2017. Ms. Garrett and Ms. Schlichting were elected to the Board on March 14, 2017.

Equity Compensation Plan Information

The following table sets forth information concerning Hill-Rom's equity compensation plans as of September 30, 2017:

Plan Category	Number of Securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted Average exercise price of outstanding options, warrants and rights (1) (b)	Number of Securities remaining available for issuance under equity compensation plans (excluding securities reflected in column (a)) ( c)
Equity compensation plans approved by security holders	2,815,959	$41.79	3,244,293

Equity compensation not approved by security holders(2)(3)	7,438	-

Total	2,823,397	$41.79	3,244,293	(4)

1)	RSUs and PSUs are excluded when determining the weighted-average exercise price of outstanding stock options.

2)
Under the Hill-Rom Holdings Stock Award Program, which has not been approved by security holders, shares of common stock have been granted to certain key employees. All shares granted under this program are contingent upon continued employment over specified terms. Dividends, payable in stock equivalents, accrue on the grants and are subject to the same specified terms as the original grants. Under this program, a total of 2,206 deferred shares will be issuable at a future date.

3)
Members of the Board may elect to defer fees earned and invest them in Hill-Rom common stock under the Hill-Rom Holdings Directors' Deferred Compensation Plan, which has not been approved by shareholders. Under this program, a total of 5,233 deferred shares will be issuable at a future date.

4)	Amount consists of 2,991,466 shares available for issuance under our Stock Incentive Plan and 252,827 shares available for purchase under our Employee Stock Purchase Plan.

Section 16(a) Beneficial Ownership Reporting Compliance

Under Section 16(a) of the Securities Exchange Act of 1934, our directors, our executive officers and any person holding more than ten percent of our common stock are required to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock.  We are required to report in this proxy statement any failure to file or late filing occurring during the fiscal year ended September 30, 2017.  Based solely on a review of filings furnished to us and other information from reporting persons, we believe that all of these filing requirements were satisfied by our directors, executive officers and ten percent beneficial owners.

Appendix A – Reconciliation of non-GAAP and GAAP financial measures

The following table reconciles financial results reported in accordance with accounting principles generally accepted in the United States of America (“GAAP”) to non-GAAP financial results.  We routinely provide gross margin, operating margin and earnings per share results on an adjusted basis because the Company’s management believes these measures contribute to an understanding of our financial performance, provide additional analytical tools to understand our results from core operations and reveal underlying trends. These measures exclude strategic developments, acquisition and integration costs, special charges or other unusual events. The Company also excludes expenses associated with the amortization of intangible assets associated with prior business acquisitions. These adjustments are made to allow investors to evaluate and understand operating trends excluding the non-cash impact of acquired intangible amortization on operating income and earnings per share.

Management uses these measures internally for planning, forecasting and evaluating the performance of the business. Investors should consider non-GAAP measures in addition to, not as a substitute for, or as superior to, measures of financial performance prepared in accordance with GAAP.

In addition, we present certain results on a constant currency basis. Constant currency information compares results between periods as if foreign currency exchange rates had remained consistent period-over-period. We monitor sales performance on a constant currency basis that eliminates the positive or negative effects that result from translating international sales into U.S. dollars. We calculate constant currency by applying the foreign currency exchange rate for the prior period to the local currency results for the current period. We believe that evaluating growth in net revenue on a constant currency basis provides an additional and meaningful assessment to both management and investors.

Hill-Rom Holdings, Inc. and Subsidiaries
Reconciliation: Earnings Per Share
(Dollars in millions, except per share data)

	Year to Date Ended September 30, 2017				Year to Date Ended September 30, 2016
	Operating Margin[1]	Income Before Income Taxes	Income Tax Expense	Diluted EPS	Operating Margin	Income Before Income Taxes	Income Tax Expense	Diluted EPS[1]

GAAP Basis	10.0%	$183.0	$50.7	$1.99	8.7%	$138.3	$15.5	$1.86
Adjustments:
Acquisition and integration costs	0.9%	23.5	9.7	0.21	1.5%	38.9	11.3	0.41
Acquisition-related intangible asset amortization	4.0%	108.4	34.2	1.10	3.6%	95.9	31.7	0.96
Field corrective actions	-	-	(0.2)	-	-	0.2	(0.1)	-
Litigation settlements and expenses	-0.3%	(9.4)	(3.4)	(0.09)	-	-	-	-
Special charges	1.9%	52.5	10.3	0.63	1.5%	39.9	13.4	0.40
Foreign tax law change	-	-	(2.2)	0.03	-	-	-	-
Foreign valuation allowance	-	-	-	-	-	-	19.5	(0.29)
Debt refinancing	-	-	-	-	-	12.9	4.7	0.12
Gain on disposition	-	(1.0)	(0.4)	(0.01)	-	(10.1)	(3.7)	(0.10)
Adjusted Basis	16.3%	$357.0	$98.7	$3.86	15.3%	$316.0	$92.3	$3.38

1 Total does not add due to rounding.

HILL-ROM HOLDINGS, INC. 130 East Randolph Suite 1000 Chicago, IL 60601
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The Board of Directors recommends you vote FOR the following:				Except” and write the number(s) of the nominee(s) on the line below.
	☐	☐	☐
1. Election of Directors
Nominees

01 William G. Dempsey 02 Gary L. Ellis 03 Stacy Enxing Seng 04 Mary Garrett 05 James R. Giertz
06 Charles E. Golden 07 John J. Greisch 08 William H. Kucheman 09 Ronald A. Malone 10 Nancy M. Schlichting

The Board of Directors recommends you vote FOR proposals 2 and 3.			For	Against	Abstain

2 To approve, by non-binding advisory vote, compensation of Hill-Rom Holdings, Inc.'s named excecutive officers.			☐	☐	☐

3 Ratify the appointment of PricewaterhouseCoopers LLP as independent registered public accounting firm of Hill-Rom Holdings, Inc. for fiscal year 2018.			☐	☐	☐

NOTE: Such other items of business as may properly be brought before the meeting and any postponement or adjournment thereof.

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Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

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PROXY

This proxy is solicited by the Board of Directors

The undersigned hereby appoints William G. Dempsey and John J. Greisch, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Hill-Rom Holdings, Inc. Common Stock which the undersigned is entitled to vote and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Shareholders of Hill-Rom Holdings, Inc. to be held on March 6, 2018, and any postponement or adjournment thereof, with all powers which the undersigned would possess if present at the Annual Meeting of Shareholders.

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Continued and to be signed on reverse side

*** Exercise Your Right to Vote ***
Important Notice Regarding the Availability of Proxy Materials for the
Shareholder Meeting to Be Held on March 06, 2018

HILL-ROM HOLDINGS, INC.
Meeting Information

Meeting Type: Annual Meeting
For holders as of: January 02, 2018
Date: March 06, 2018               Time: 10:00AM CDT
Location:  Two Prudential Plaza
                   180 North Stetson Avenue, Suite 1630
                   Chicago, IL 60601

HILL-ROM HOLDINGS, INC. 130 East Randolph Suite 1000 Chicago, IL 60601
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Voting items
The Board of Directors recommends you vote FOR the following:

1.	Election of Directors

Nominees

01 William G. Dempsey	02 Gary L. Ellis	03 Stacy Enxing Seng	04 Mary Garrett	05 James R. Giertz
06 Charles E. Golden	07 John J. Greisch	08 William H. Kucheman	09 Ronald A. Malone	10 Nancy M. Schlichting

The Board of Directors recommends you vote FOR proposals 2 and 3.

2	To approve, by non-binding advisory vote, compensation of Hill-Rom Holdings, Inc.'s named excecutive officers.

3	Ratify the appointment of PricewaterhouseCoopers LLP as independent registered public accounting firm of Hill-Rom Holdings, Inc. for fiscal year 2018.

NOTE: Such other items of business as may properly be brought before the meeting and any postponement or adjournment thereof.